SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF

                                     1934

                              (AMENDMENT NO.   )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))


                       Avondale Industries, Inc.

           (Name of Registrant as Specified in Its Charter)


                      -------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)Title of each class of securities to which transaction applies:

      (2)Aggregate number of securities to which transaction applies:


      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and show how it was determined):

      (4)Proposed maximum aggregate value of transaction:

      (5)Total fee paid:

[ X ] Fee paid previously with preliminary materials.

[   ] Check  box  if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1) Amount previously paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing party:
      (4) Date filed:

                         [Avondale Letterhead]


                             June 25, 1999






Dear Shareholders:

   The board of directors of Avondale Industries, Inc. has approved a merger of Avondale and Litton Industries, Inc. The board believes the merger will provide substantial value to Avondale shareholders. If the merger is completed, Avondale shareholders will receive $39.50 in cash for each share of Avondale common stock.

   We cannot complete the merger, however, without shareholder approval of the merger agreement. A special meeting of shareholders has been scheduled for July 27, 1999 to seek the necessary shareholder approval.

   This Proxy Statement provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. Whether or not you plan to attend the special meeting, please take the time to
vote on the proposal by completing and mailing the enclosed proxy card.   YOUR
VOTE IS VERY IMPORTANT. The board has unanimously determined that the merger agreement is fair to, advisable and in the best interests of Avondale and its shareholders, and we urge you to vote in favor of the merger proposal.



                                      Sincerely,

                                      /S/ALBERT L. BOSSIER, JR.

                                      ALBERT L. BOSSIER, JR.
                                      Chairman and Chief Executive Officer
                                      Avondale Industries, Inc.

               -----------------------------------------
                       AVONDALE INDUSTRIES, INC.
               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
               -----------------------------------------




To the shareholders of Avondale Industries, Inc.:

   A special meeting of shareholders will be held at 10:00 a.m. local time on July 27, 1999, in the main conference room on the second floor of Avondale's Administration Building, 5100 River Road, Avondale, Louisiana to vote on a merger agreement pursuant to which ATL Acquisition Corporation, a subsidiary of Litton Industries, Inc., would be merged into Avondale, resulting in Avondale becoming a wholly-owned subsidiary of Litton. Upon completion of the merger, Litton will deliver to Avondale shareholders, in exchange for each Avondale share that they own, $39.50 in cash.

   THE AVONDALE BOARD OF DIRECTORS HAS APPROVED UNANIMOUSLY THE MERGER AGREEMENT AND RECOMMENDS UNANIMOUSLY THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

   Only holders of record of Avondale common stock at the close of business on June 25, 1999, are entitled to notice of, to vote at, and to attend the special meeting.

   Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to dissenters' rights if the merger is effected upon approval by less than 80% of Avondale's total outstanding common stock.

   Accompanying this notice is a proxy statement discussing the proposed merger agreement and merger. We encourage you to read this document carefully. You may vote your shares at the special meeting either in person or by proxy. You may grant your proxy by completing, signing, dating and returning the enclosed proxy card. If you grant your proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted for approval of the merger agreement. Because your vote is important, please submit your proxy as soon as possible, whether or not you plan to attend the meeting. If you decide to come to the meeting, you may vote your shares in person, whether or not you have submitted a proxy.


                           By Order of the Board of Directors,


                           /S/ THOMAS M. KITCHEN

                           THOMAS M. KITCHEN
                           Secretary

Avondale, Louisiana
June 25, 1999



 This Proxy Statement dated June 25, 1999 was first mailed to shareholders on June 28, 1999.

                               TABLE OF CONTENTS
                                                                       PAGE

SUMMARY................................................................. 1
   Questions and Answers about the Merger............................... 1
   Other Information about the Merger................................... 2
   Merger Agreement and Stock Option Agreement.......................... 3
   Market Price and Dividend Information................................ 5
   Selected Consolidated Financial Data................................. 6
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE......................... 7
THE MERGER.............................................................. 7
   Background to the Merger............................................. 7
   Reasons for the Merger and Board Recommendation...................... 10
   Fairness Opinion of Salomon Smith Barney............................. 12
   Interests of Certain Persons in the Merger........................... 23
   Effect on Awards Outstanding Under Avondale Stock Plans.............. 25
   Accounting Treatment................................................. 25
   Procedures for Exchange of Certificates.............................. 25
   Effect on Avondale Common Stock...................................... 25
   Federal Income Tax Considerations.................................... 26
   Regulatory Matters................................................... 26
   Rights of Dissenting Shareholders.................................... 27
THE MEETING............................................................. 28
THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT......................... 30
   The Merger Agreement................................................. 30
   The Stock Option Agreement........................................... 39
THE COMPANIES........................................................... 41
   Avondale............................................................. 41
   Litton............................................................... 42
BENEFICIAL OWNERSHIP OF AVONDALE COMMON STOCK........................... 44
WHERE YOU CAN FIND MORE INFORMATION..................................... 46

Annexes
   Annex 1 Agreement and Plan of Merger................................. A-1
   Annex 2 Stock Option Agreement....................................... A-47
   Annex 3 Opinion of Salomon Smith Barney.............................. A-55
   Annex 4 Section 131 of the Louisiana Business Corporation Law........ A-57


   THIS PROXY STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AVONDALE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE, WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHIN ONE BUSINESS DAY OF SUCH REQUEST, TO AVONDALE INDUSTRIES, INC., 5100 RIVER ROAD, AVONDALE, LOUISIANA 70094 (TELEPHONE NUMBER: (504) 436-2121), ATTENTION: CHIEF FINANCIAL OFFICER. IN ORDER TO ENSURE TIMELY DELIVERY OF THE INFORMATION PRIOR TO THE APPLICABLE SHAREHOLDERS MEETING, REQUESTS MUST BE RECEIVED BY JULY 20, 1999.

                                 SUMMARY

     This summary highlights selected information from this Proxy Statement and may not contain all of the information that you would consider to be important. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire Proxy Statement and the other documents to which we have referred you. See "WHERE YOU CAN FIND MORE INFORMATION" (page 46). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.


QUESTIONS AND ANSWERS
ABOUT THE MERGER

Q:  What will shareholders receive in the merger?

A: You will receive $39.50 in cash for each share of Avondale common stock that you own. We sometimes refer to this amount as the "cash price."

Q:  What are the federal income tax consequences of the merger?

A:  The merger will be a taxable transaction for all Avondale shareholders.
The cash you receive in the merger in exchange for your shares of Avondale common stock or any cash you receive by exercising your dissenters' rights may be subject to federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain (or loss) equal to the difference between (a) the cash you receive and (b) the tax basis of your shares of Avondale common stock exchanged in the merger or the tax basis of your shares surrendered upon exercise of your dissenters' rights. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.

Q:  What does the Avondale board recommend?

A: The Avondale board believes that the terms of the merger and the merger agreement are fair to and in the best interests of Avondale and its shareholders and unanimously recommends that Avondale shareholders vote "for" the approval of the merger agreement. To review the background and reasons for the merger, as well as the risks of the merger, see pages 7 through 12.

Q:  When and where will the shareholder meeting occur?

A: The special meeting of Avondale shareholders will be held in the main conference room on the second floor of Avondale's Administration Building, 5100 River Road, Avondale, Louisiana, at 10:00 a.m., on July 27, 1999.

Q:  What is the vote required to approve the merger agreement?

A: The approval of holders of a majority of the outstanding shares of Avondale common stock is required to approve the merger agreement.

Q:  When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. In addition to the approval of Avondale shareholders, we must receive antitrust clearance under the Hart-Scott-Rodino Act. We expect to complete the merger promptly following the shareholder meeting.

Q.  When will shareholders receive the merger consideration?

A: Within five business days after the closing of the merger, Litton will mail instructions to you on how to receive your cash payment in exchange for your shares of Avondale common stock. You must return your Avondale stock certificates as described in the instructions. You will receive your cash payment promptly after you return your certificates in accordance with the instructions.

Q:  What do I need to do now?

A: After carefully reading and considering the information contained in this document, please mark, date and sign the enclosed proxy card and return it in the enclosed envelope. Please submit your proxy as soon as possible, so that your shares may be represented at the shareholder meeting. You should be aware that failing to vote or abstaining from voting will have the same effect as a vote against the merger.

OTHER INFORMATION ABOUT THE MERGER

DISSENTERS' RIGHTS (page 27)

Dissenters' rights will be available to dissenting Avondale shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law, unless the merger is approved by the affirmative vote of holders of at least 80% of Avondale's outstanding common stock.

OPINION OF FINANCIAL ADVISOR (page 12)

In approving and recommending the merger, the Avondale board considered the opinion of its financial advisor, Salomon Smith Barney Inc., that, as of the date of the opinion, the consideration to be received in the merger was fair, from a financial point of view, to holders of Avondale common stock. The Salomon Smith Barney opinion is attached to this Proxy Statement as Annex 3. You should read the Salomon Smith Barney opinion in its entirety.

INTERESTS OF PERSONS IN THE MERGER (page 23)

A number of directors and executive officers of Avondale have interests in the merger as directors or officers that are different from, or in addition to, those of public Avondale shareholders. Litton has agreed that, if we complete the merger, seven executive officers of Avondale will receive lump-sum cash payments under their preexisting change-of-control agreements as though their employment were terminated after the merger, whether or not they actually continue to be employed by Avondale. In addition, all of the unvested Avondale stock options held by these officers will become vested and exercisable.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS
(page 30)

On the record date, directors and executive officers of Avondale and their affiliates owned and were entitled to vote 142,991 shares of Avondale common stock, or approximately 1.1% of the shares of Avondale common stock outstanding on the record date. The directors and executive officers of Avondale have indicated that they intend to vote their Avondale common stock "for" adoption of the merger agreement.

VOTING BY SHAREHOLDERS (page 29)

If you hold your shares in "street name," your shares will only be voted if you provide your broker with voting instructions. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted.

You can change your vote at any time before your proxy is voted at the special meeting. You can do this by taking any of the following three actions. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy with a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the appropriate address listed on page 29. Third, you can change your vote by attending the shareholder meeting and voting in person.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY. You will receive written instructions for exchanging your stock certificates after the merger is approved.

If you are a participant in Avondale's Employee Stock Ownership Plan, you can direct the vote of the Avondale shares allocated to your ESOP account. The Trustees of Avondale's ESOP have provided you with a voting instruction card and instructions. You should complete and return the voting instruction card in accordance with the Trustee's instructions.

ATTENDANCE AT THE SHAREHOLDER MEETING

Attendance at Avondale's special meeting will be limited to shareholders of record as of June 25, 1999, those persons validly appointed as proxies by Avondale shareholders of record, and guests invited by Avondale.

REQUESTS FOR ADDITIONAL INFORMATION

If you have any questions about the merger or if you need additional copies of this Proxy Statement or the enclosed proxy, you should contact:

        Avondale Industries, Inc.
        Chief Financial Officer
        Mr. Thomas M. Kitchen
        5100 River Road
        Avondale, LA 70094
        (504) 436-2121


MERGER AGREEMENT AND STOCK OPTION AGREEMENT

The merger agreement and the stock option agreement are attached as Annexes 1 and 2 of this Proxy Statement. We encourage you to read the merger agreement and the stock option agreement. They are the legal documents governing the terms of the merger and the stock option.

CONDITIONS TO THE MERGER (page 30)

Litton and Avondale will complete the merger only if several conditions are satisfied, including the following:

      *   shareholders of Avondale vote to approve the merger agreement; and

      * the waiting period required under the Hart-Scott-Rodino Act expires or is terminated.

          Litton has agreed to make accommodations that may be requested by the federal government in order to obtain expiration of the Hart-Scott-Rodino waiting period, unless the accommodation would reasonably be expected to be adverse and material in relation to the combined Avondale-Litton shipbuilding operations.

TERMINATION OF THE MERGER AGREEMENT
(page 33 )

The merger agreement may be terminated under the following circumstances:

1. The companies can jointly agree to terminate the merger agreement at any time without completing the merger.

2.  Either company can terminate the merger agreement if:

    *   the merger is not completed by March 31, 2000;

    * a governmental entity permanently prohibits the completion of the merger;

    *   a condition to the merger becomes incapable of being satisfied;

    *   the Avondale shareholders do not vote to approve the merger agreement;
        or

    * the other company materially breaches representations or warranties it made or fails to perform obligations it has agreed to perform under the merger agreement.

3. Litton can terminate the merger agreement if Avondale's board of directors withdraws or changes its recommendation of the merger agreement or if Avondale or any of its representatives solicit a takeover proposal from a third party.

4. Avondale can terminate the merger agreement prior to Avondale shareholder approval of the merger agreement if it receives a "superior proposal" from a third party and pays the termination fee discussed below.

TERMINATION FEES

Avondale must pay a termination fee to Litton of $15 million in cash if the merger agreement is terminated under circumstances described below on page 34.

STOCK OPTION AGREEMENT (page 39)

Litton and Avondale have entered into a stock option agreement under which Avondale has granted an option to Litton to purchase approximately 9.9% of the outstanding Avondale common stock upon the occurrence of any event that would entitle Litton to receive a termination fee. The stock option agreement imposes a limit of $14 million on the total profit that Litton may receive from the exercise of the stock option.

                          __________________

                     MARKET PRICE AND DIVIDEND INFORMATION

   Avondale common stock is listed on The Nasdaq National Market under the symbol "AVDL." The following table sets forth the high and low sale prices per share of Avondale common stock as reported on The Nasdaq National Market for each quarter indicated below. Avondale has not declared any dividends on its common stock during this period and does not currently pay a dividend to its shareholders.{(1)}



         PERIOD                              High             Low
---------------------------------         ----------       ----------
1997
  First Quarter..................         $  23 1/2        $  17

  Second Quarter.................            21 3/8           16 1/4

  Third Quarter..................            29               20 5/8

  Fourth Quarter.................            30               24 3/4

1998
  First Quarter..................         $  29 7/8        $  25

  Second Quarter.................            29 3/4           25

  Third Quarter..................            29 1/4           23 3/16

  Fourth Quarter.................            30               22 1/4

1999
  First Quarter..................         $  33 3/4        $  26 1/4

  Second Quarter
  (through June 24, 1999)........         $  38 11/16      $  29


_______________
(1) Under the terms of the merger agreement, Avondale is not permitted to declare or pay any dividend or distribution until the earlier of the termination of the merger agreement or consummation of the merger. In addition, as discussed in Avondale's Notes to Consolidated Financial Statements (incorporated by reference herein), Avondale's revolving credit and long-term debt agreements contain covenants that restrict Avondale's ability to pay dividends over the amounts specified in those agreements.

                          __________________


   On May, 5, 1999, the last full trading day prior to the public announcement of Litton's offer to acquire Avondale, the high and low trading prices of Avondale common stock as reported on The Nasdaq National Market were $32 1/2 and $31 1/8, respectively. On June 2, 1999, the last full trading day prior to the public announcement of the merger agreement, the high and low trading prices of Avondale common stock as reported on The Nasdaq National Market were $38 1/2 and $38 1/8, respectively. On June 24, 1999, the last full trading day prior to the date of this Proxy Statement, the high and low trading prices for Avondale common stock as reported on The Nasdaq National Market were $38 5/8 and $38 9/16, respectively. Avondale shareholders are encouraged to obtain current market quotations for Avondale common stock.

                 SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data of Avondale for each of the fiscal years in the five-year period ended December 31, 1998 have been derived from the audited consolidated financial statements of Avondale and its subsidiaries. The selected consolidated financial data for the three-month periods ended March 31, 1999 and 1998 have been derived from the unaudited consolidated financial statements of Avondale and its subsidiaries that in the opinion of management reflect all adjustments of a normal recurring nature necessary for a fair presentation of its financial statements. This information is a summary only and should be read in conjunction with Avondale's consolidated financial statements and the related notes, and Avondale's Management's Discussion and Analysis of Financial Condition and Results of Operations, which are incorporated by reference in this Proxy Statement.

                                           THREE MONTHS
                                          ENDED MARCH 31                        YEARS ENDED DECEMBER 31
                                        -------------------    -----------------------------------------------------
                                                            (in millions, except per share data)

                                        1999       1998(1)     1998(1)(2)   1997         1996(2)    1995(2)     1994
                                        ----       ----        ----         ----         ----       ----        ----
STATEMENTS OF EARNINGS DATA:
Continuing operations:
   Sales                                $195       $185        $749         $614         $625       $576        $476
   Gross profit                           20         20          84           75           82         59          47
   Income from operations                 12         12          47           44           37         27          17
   Income from continuing operations       7          7          39           27           31         28          13
Loss from discontinued operations         --         --          --           --           --         --          (5)
Cumulative effect of accounting           --         (2)         (2)          --           --         --          --
change(1)
Net income(2)                              7          5          37           27           31         28           9
Net income (loss) per common share:
   BASIC
   Continuing operations                0.56       0.51        2.83         1.85         2.13       1.95        0.90
   Discontinued operations                --         --          --           --           --         --       (0.31)
   Cumulative effect of accounting
    change                                --      (0.14)      (0.15)          --           --         --          --
   Net income                           0.56       0.37        2.68         1.85         2.13       1.95        0.59
   DILUTED
   Continuing operations                0.56       0.51        2.82         1.85         2.13       1.95        0.90
   Discontinued operations                --         --          --           --           --         --       (0.31)
   Cumulative effect of accounting
    change                                --      (0.14)      (0.15)          --           --         --          --
   Net income                           0.56       0.37        2.67         1.85         2.13       1.95        0.59
BALANCE SHEET DATA:
Total assets                            $393       $384        $397         $376         $363       $317        $274
Long-term debt                            48         51          49           52           55         61          46
Total shareholders' equity               218        214         210          209          182        151         123
Book value per share                   16.45                  15.88

_______________
(1) The cumulative effect of accounting change represents the impact of Avondale's early adoption of the American Institute of Certified Public Accountants statement of Position 97-3, which prescribes the accounting treatment for certain insurance-related assessments.

(2) Net income for the years ended December 31, 1998, 1996 AND 1995 includes income tax benefits of $9.6 million ($0.69 per share - diluted), $9.0 million ($0.62 per share - diluted) and $13.0 million ($0.90 per share - diluted), respectively, attributable to certain net operating loss carry forwards, tax credits and certain prior year tax deductions.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   Avondale makes "forward-looking statements" in this Proxy Statement, and in its other public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements are being made whenever we include information about possible or assumed future results of operations or when we use any of the words "believes," "expects," "anticipates" or similar expressions. Shareholders should understand that matters discussed in this document and in the other public documents to which we refer could affect the future results of Avondale and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Proxy Statement or in the other public documents to which we refer. Many possible events or factors could affect the future financial performance of Avondale. In particular, there can be no assurance that: (1) the merger with Litton will occur, (2) Avondale has correctly identified and assessed all of the factors affecting its business, (3) the publicly available and other information regarding the factors on which Avondale has based its analysis is complete or correct or (4) the analysis of Avondale is correct.


                                  THE MERGER

   The following discussion of the merger and the principal terms of the merger agreement and the stock option agreement may not contain all the information that is important to you. We recommend that you carefully read the merger agreement and stock option agreement, copies of which are attached to this Proxy Statement as Annexes 1 and 2, and are incorporated herein by reference.

BACKGROUND TO THE MERGER

THE NEWPORT NEWS PROPOSAL

   Historically, the Avondale board had believed that it was in the best interest of Avondale and its shareholders for Avondale to remain independent. As the low cost manufacturer of auxiliary and other non-combatant surface vessels for the U.S. Navy, Avondale had established during the 1990's a proven ability to be the successful bidder for several of the U.S. Navy's most significant shipbuilding programs, including the Sealift and LPD programs. Moreover, Avondale had demonstrated consistently over that period an ability to execute its shipbuilding contracts profitably. Notwithstanding its successful efforts during the 1990's in building its profitable backlog, the Avondale board believed that long-term industry trends presented significant challenges to Avondale's ability to compete successfully in the future. Principal among these concerns was the continued reduced levels of shipbuilding activity for the U.S. Navy, the intensely competitive environment for a limited number of commercial shipbuilding opportunities, the consolidation of Avondale's principal competitors into entities having significantly greater financial capabilities than Avondale and the difficulties of establishing effective teaming arrangements to bid for shipbuilding contracts. Therefore, Avondale began to consider and explore various strategic alternatives that might be available to enhance its competitive position and long-term stability.

   Over a year ago, Avondale authorized a representative to approach Litton to determine whether Litton would be interested in discussing a strategic alliance involving Avondale and Litton's Ingalls Shipbuilding subsidiary, but the approach did not result in any significant discussions. In November 1998, Albert L. Bossier, Jr., Chief Executive Officer of Avondale, met with Michael
R. Brown, Chief Executive Officer of Litton, and Gerald J. St. Pe', President of Ingalls Shipbuilding, to determine their interest in exploring a strategic alliance. This meeting did not involve any discussion of a business combination.

   In late October 1998, William R. Fricks, the Chief Executive Officer of Newport News Shipbuilding, Inc., and Mr. Bossier, both of whom were attending an industry conference, discussed the increasing consolidation and teaming arrangements occurring in the defense and shipbuilding industry and broached the possibility of pursuing a teaming relationship or other cooperative venture between the two companies. They agreed to explore at a later time whether or not opportunities existed between Newport News and Avondale to engage in a cooperative business arrangement. After the initial contact, Mr. Fricks invited Mr. Bossier to meet to discuss further the companies' potential cooperative opportunities. At an Avondale board meeting on November 11, 1998, the Avondale board authorized Avondale's management to accept the invitation.

   The first meeting of senior executives of Avondale and Newport News occurred on November 13, 1998. From that time until mid-January 1999, Avondale and Newport News, along with their financial and legal advisors, negotiated the terms of a merger agreement between Avondale and Newport News. Avondale's board of directors met frequently during that period to review the progress of the negotiations.

   The Avondale board met with its financial and legal advisors to review the final terms of the proposed Avondale-Newport News merger on January 19, 1999. After discussing the developments since the last meeting and reviewing the terms and potential strategic benefits of the transaction, the Avondale board voted unanimously to approve the Avondale-Newport News merger agreement.

   The Avondale-Newport News merger agreement provided that Avondale shareholders would be entitled to receive, upon completion of the merger, shares of Newport News common stock based on a formula. The formula provided that if the average closing price of Newport News shares for the 15 trading day period ending on the fourth trading day prior to the special meeting of Avondale's shareholders that would have been called to approve the Avondale-Newport News merger was $28.40 per share or less, Avondale shareholders would have been entitled to receive 1.25 Newport News shares for each Avondale share. If the average closing price was $30.87 or more, Avondale shareholders would have been entitled to receive 1.15 Newport News shares for each Avondale share. If such price was between $28.40 and $30.87, Avondale shareholders would have been entitled to receive that number of Newport News shares determined by dividing $35.50 by such price, or between 1.25 and 1.15 Newport News shares.

   The Avondale-Newport News merger agreement was subject to approval of the shareholders of both companies, the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, the approval of the merger by the United States Maritime Administration of the Department of Transportation, and additional customary closing conditions.

   The Avondale-Newport News merger agreement prohibited both parties from soliciting any takeover proposal. However, the merger agreement allowed each of Avondale and Newport News to enter into discussions concerning an unsolicited takeover proposal from a third party if its board determined that the proposal could lead to an offer superior to the proposed Avondale-Newport News merger. The merger agreement also provided that Avondale or Newport News could terminate the agreement upon payment of a termination fee if its board determined that the unsolicited offer constituted a superior proposal.

   Promptly following approval of the merger and related agreements by the Newport News board and Avondale board on January 19, 1999, the merger agreement and related agreements were executed and a joint press release was issued announcing the proposed merger. On February 22, 1999, the 30-day waiting period under the Hart-Scott-Rodino Act with respect to the Newport News-Avondale merger expired. The merger was later approved by the United States Maritime Administration of the Department of Transportation.

   On February 10, 1999, Newport News received an unsolicited offer from General Dynamics Corporation proposing to pay $38.50 per share in cash for all of its outstanding shares, subject to various conditions. The General Dynamics proposal did not include an offer to acquire Avondale, and, had Newport News accepted General Dynamics's proposal, the Newport News-Avondale merger agreement likely would have been terminated. However, the Department of Defense announced on April 14, 1999 that it would not support a Newport News-General Dynamics merger, and General Dynamics immediately withdrew its offer.

THE LITTON PROPOSAL

   On May 5, 1999 Michael R. Brown, Chief Executive Officer of Litton, called Mr. Bossier to inform him that Litton would soon deliver a letter to Avondale proposing to acquire all of the outstanding shares of Avondale common stock for $38.00 per share in cash. He also informed Mr. Bossier that Litton would simultaneously deliver a letter to Newport News containing an independent proposal to acquire all of the outstanding shares of Newport News common stock in a stock-for-stock transaction. Litton's proposal to acquire Avondale was subject to the negotiation of a definitive agreement and was not subject to any financing contingencies.

   Avondale's board met on May 5, 6, 7 and 11, 1999 to evaluate the Litton proposal and to be advised by its outside legal advisors on Avondale's rights and obligations under the Avondale-Newport News merger agreement. After consulting with its financial and legal advisors, Avondale's board determined that the Litton proposal could lead to a proposal which was superior to the terms of the Avondale-Newport News merger agreement, and authorized Avondale's management to commence discussions with Litton regarding the proposal. Of significant concern to the Avondale board were the conditions to closing contained in the Litton proposal, inasmuch as the Newport News merger agreement had already received antitrust clearance and the only significant remaining condition to closing the Newport News transaction was the approval of the shareholders of both companies.

   On May 12, 1999, Litton delivered to Avondale a mutual nondisclosure agreement proposed to be entered into by Litton and Avondale. Under the terms of the Newport News-Avondale merger agreement, Avondale was permitted to disclose information to a third party making an unsolicited takeover proposal only if the disclosure was subject to a confidentiality agreement with terms no less favorable to Avondale than the confidentiality agreement entered into by Avondale and Newport News. After consulting with legal counsel, Avondale's board concluded that the mutual nondisclosure agreement proposed by Litton did not include terms as favorable to Avondale as did its confidentiality agreement with Newport News and that entering into the mutual nondisclosure agreement with Litton would have resulted in a breach by Avondale of the Newport News-Avondale merger agreement. Avondale and Litton could not reach an agreement as to the terms of the mutual nondisclosure agreement and decided to proceed with negotiations by relying solely on publicly-disclosed information.

   Thereafter, Avondale's management and its financial and legal advisors commenced negotiating the terms of a definitive agreement with Litton's management and its financial and legal advisors by telephone. In addition, on May 18 and 19, 1999, representatives of Litton met in New Orleans with representatives of Avondale to negotiate several significant business and financial terms of the Litton proposal. The primary terms discussed included
(1) the purchase price, (2) responsibility for payment of the termination fee that would be payable to Newport News, (3) the no solicitation, termination fee and termination provisions of the proposed agreement, and (4) the conditions to closing, primarily antitrust clearance under the Hart-Scott-Rodino Act. As a result of those discussions, Litton agreed to increase its cash price proposal to $39.50 per share, and to be responsible for the payment of any termination fee that would be due Newport News. Litton also agreed to maintain the same no solicitation, termination and termination fee provisions as were present in the Avondale-Newport News merger agreement.

   On May 28, 1999, the Department of Defense announced that it would not oppose a combination of Litton and Avondale but that it planned to oppose the proposed Litton-Newport News combination. Over the weekend, representatives of Avondale and Litton completed the negotiation of a definitive merger agreement, and on May 31, 1999 Litton delivered to Avondale a formal offer to acquire Avondale upon the terms contained in the draft definitive merger agreement.

   Avondale's board met on May 31, 1999 to consider Litton's offer. After discussions with its financial and legal advisers, Avondale's board unanimously concluded that Litton's proposal was superior to the Avondale-Newport News merger agreement and authorized management to deliver to Newport News 48 hours notice of Avondale's intent to accept Litton's proposal, which notice was required by the terms of the Avondale-Newport News merger agreement.
Avondale's board also authorized management to pay the $15 million termination fee to Newport News after the expiration of the 48-hour period if no counterproposal was received from Newport News, with the understanding that such amount would be reimbursed by Litton immediately following execution of the Avondale-Litton merger agreement.

   Avondale's board met again on June 3, 1999. After being advised by management that no counterproposal had been received from Newport News and that the $15 million termination fee had been paid to Newport News, Avondale's board unanimously terminated the Avondale-Newport News merger agreement and approved the definitive merger agreement and stock option agreement with Litton. Promptly thereafter, the definitive merger agreement and stock option agreement were executed and Avondale and Litton issued press releases announcing their agreement. Also on June 3, 1999, Newport News exercised the cash-out provision in its stock option agreement with Avondale. On June 8, 1999, Litton paid the cash-out amount to Newport News and the stock option agreement between Avondale and Newport News was terminated.

REASONS FOR THE MERGER AND BOARD RECOMMENDATION

   In reaching its decision to approve the merger agreement and the stock option agreement with Litton, the Avondale board consulted with Avondale's management, as well as with its financial and legal advisors, and considered the terms of the merger agreement and the stock option agreement. The following were the material factors considered by the Avondale board in making its decision to approve and to recommend the merger.

   The Avondale board considered the following factors as reasons in favor of the merger:

     * That the $39.50 per share cash price to be paid by Litton offered substantially greater value to Avondale's shareholders than the stock-for-stock transaction with Newport News. The board also considered that there was no financing contingency to Litton's offer and that Litton had the financial resources to pay the cash merger consideration.

     * That Avondale shareholders were unlikely to approve a merger between Avondale and Newport News in light of Litton's all-cash offer.

     * The Department of Defense's announcement that it would not oppose a Litton-Avondale combination, which Avondale's board believed supported its conclusion that the Litton-Avondale merger agreement was reasonably likely to receive the required antitrust approvals.

     * The financial analysis of its financial advisor, Salomon Smith Barney, and the opinion of Salomon Smith Barney that, as of June 3, 1999, the consideration to be received in the merger was fair, from a financial point of view, to the Avondale common shareholders. See "-Fairness Opinion of Salomon Smith Barney."

     * Litton's agreement to reimburse Avondale for the cash termination fee paid to Newport News and Litton's agreement to pay the option cash-out amount under the stock option agreement with Newport News.

     * Litton's agreement that it would accommodate any request by the federal government in order to obtain expiration of the Hart-Scott-Rodino waiting period, unless such accommodation would reasonably be expected to be adverse and material in relation to the combined Litton-Avondale shipbuilding operations.

     * Litton's agreement that consummation of the merger would not be subject to the approval of the United States Maritime Administration of the Department of Transportation and that Avondale would only be subject to a material adverse effect condition to closing until the earlier of the closing of the merger agreement or August 31, 1999.

     * That the terms of the Avondale-Litton merger agreement and stock option agreement were, except as described above, substantially similar to the terms of the Avondale-Newport News merger agreement and stock option agreement, including the no solicitation, termination fee and termination provisions.

   The Avondale board also considered a number of other factors, including:

     * The current and prospective economic and competitive environment facing the shipbuilding industry generally and Avondale in particular. The Avondale board noted the long-term decline in the level of shipbuilding for the U.S. Navy and other governmental agencies and continuing intense competition for limited commercial shipbuilding opportunities. The Avondale board also considered the recent consolidation in the industry.

     * Alternatives to the merger. In approving the Avondale-Litton merger agreement, the primary alternatives considered by Avondale's board were (1) continuing to remain independent or (2) entering into a strategic combination with Newport News or Litton.

     * The historical and prospective stock price performance of Avondale's stock.

     * The Avondale board's familiarity with and review of Avondale's business, operations, financial condition, earnings and prospects.

     * That members of the Avondale board and Avondale's executive officers could be viewed as receiving certain benefits as a result of the merger. See "-Interests of Certain Persons in the Merger."

   The Avondale board also considered the following unfavorable factors:

     * That the merger with Litton is conditioned on approval under the Hart-Scott-Rodino Act, while Avondale's proposed merger with Newport News had already received antitrust clearance.

     * That the merger with Litton would be a taxable transaction to the holders of Avondale common stock, whereas the merger with Newport News would have been tax-free to Avondale's shareholders.

     * The termination fee provisions of the merger agreement and the terms of the stock option agreement. Avondale's board discussed these provisions with its financial and legal advisors and concluded that while they could have the effect of discouraging a third party from making a competing proposal for Avondale, they would not preclude such a proposal.

   Avondale's board concluded that these unfavorable factors did not, individually or in the aggregate, outweigh the potential advantages of the merger to Avondale's shareholders.

   In reaching its determination to approve and recommend the merger, the Avondale board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE AVONDALE BOARD

   After careful consideration, the Avondale board determined that the terms of the merger were fair to, and in the best interests of, Avondale and its shareholders and the Avondale board has unanimously approved the merger agreement. THE AVONDALE BOARD UNANIMOUSLY RECOMMENDS THAT AVONDALE SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

FAIRNESS OPINION OF SALOMON SMITH BARNEY

   Avondale retained Salomon Smith Barney to act as financial advisor to Avondale for, among other things, a possible strategic combination with Newport News. Salomon Smith Barney continued to act as Avondale's financial advisor following the receipt of Litton's proposal on May 5, 1999. Pursuant to Salomon Smith Barney's engagement letter, Salomon Smith Barney rendered an oral opinion to the Avondale board on May 31, 1999 to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date, the consideration to be received in the merger was fair, from a financial point of view, to the holders of Avondale common stock. Salomon Smith Barney subsequently confirmed its oral opinion by delivery of a written opinion dated June 3, 1999.

   The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex 3 to this Proxy Statement. The following summary of Salomon Smith Barney's opinion is qualified in its entirety by reference to the full text of such opinion. Although Salomon Smith Barney evaluated the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Avondale common stock, the consideration was determined by Avondale and Litton through arm's-length negotiations. Neither Avondale nor the Avondale board imposed any limitations with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion, except that, as a result of restrictions under the merger agreement with Newport News, neither Avondale nor Salomon Smith Barney could solicit other bids for an acquisition of Avondale. SHAREHOLDERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION CAREFULLY AND IN ITS ENTIRETY.

   In the process of rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

     * a draft of the merger agreement and a draft of the stock option agreement, in each case substantially in the form that Avondale advised Salomon Smith Barney was to be executed by the parties

     *     publicly available information concerning Avondale

     * other financial information with respect to Avondale that was provided to Salomon Smith Barney by Avondale

     * other internal information, including projections, concerning the business and operations of Avondale furnished to Salomon Smith Barney by Avondale for purposes of Salomon Smith Barney's analysis

     * publicly available information concerning the trading of, and the trading market for, the Avondale common stock

     * publicly available information with respect to certain other companies that Salomon Smith Barney believed to be comparable to Avondale and the trading markets for the securities of those other companies

     * publicly available information concerning the nature and terms of certain other transactions that Salomon Smith Barney considered relevant to its inquiry, including the terms of the proposed merger with Newport News.

   Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney also met with various officers and employees of Avondale to discuss the foregoing as well as other matters Salomon Smith Barney believed relevant to its inquiry.

   In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Avondale, nor did Salomon Smith Barney make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. Salomon Smith Barney assumed that the merger agreement and stock option agreement, when executed and delivered, would not contain any terms or conditions that differed materially from the drafts Salomon Smith Barney reviewed and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions precedent to the merger contained in the merger agreement. With respect to projections, Salomon Smith Barney assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Avondale as to Avondale's future financial performance, and Salomon Smith Barney expressed no view with respect to such projections or the assumptions on which they were based.

   In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

     * the historical and current financial position and results of operations of Avondale

     *     the business prospects of Avondale

     * the historical and current market for Avondale common stock and the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to Avondale

     * the nature and terms of certain other acquisition transactions that Salomon Smith Barney believed to be relevant.

   Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions and its knowledge of the defense industry, as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Avondale, other than the proposed merger with Newport News. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date thereof and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date. Salomon Smith Barney's opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Avondale common stock and does not address Avondale's underlying business decision to effect the merger or constitute a recommendation of the merger to Avondale or a recommendation to any holder of Avondale common stock as to how such holder should vote with respect to the merger.

   In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Avondale board on May 31, 1999 with respect to certain analyses performed by Salomon Smith Barney in evaluating the fairness of the consideration to be received in the merger by holders of Avondale common stock. The following is a summary of this presentation. Unless otherwise noted below, to the extent earnings forecasts for Avondale were used in its analyses, Salomon Smith Barney relied on estimates provided by management of Avondale. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to the close of business on May 28, 1999 and is not necessarily indicative of current or future market conditions. The summary of financial analyses includes information presented in tabular format. THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT.

   Overview of Proposed Transactions. Salomon Smith Barney compared the terms of the Litton-Avondale merger with the terms of the Newport News-Avondale merger. Using undisturbed closing stock prices for Avondale on May 6, 1999, the day Litton's proposal to acquire both Avondale and Newport News was disclosed to the public, and Newport News on May 28, 1999, the day the Department of Defense announced that it planned to oppose the proposed Litton-Newport News combination, Salomon Smith Barney noted that holders of Avondale common stock would receive $39.50 per share in cash in the Litton-Avondale merger compared to Newport News common stock with a market value of $34.38 per share in the Newport News-Avondale merger. Salomon Smith Barney noted that the $39.50 per share cash price in the Litton-Avondale merger represented a premium of 24.4% to the closing price of Avondale common stock on May 6, 1999, compared with a premium of 8.3% represented by the value of the Newport News common stock that would be received in the Newport News-Avondale merger. Salomon Smith Barney also observed that the Litton-Avondale merger would be a taxable transaction, while the proposed Newport News-Avondale merger would be tax free to holders of Avondale common stock.

   Analysis of Newport News Stock Price Performance. Salomon Smith Barney reviewed the daily closing prices and trading volume for Newport News' common stock during the period from January 1, 1999 through May 28, 1999. Salomon Smith Barney noted that Newport News' stock price over this period was significantly impacted by events relating to the proposed Newport News merger, events relating to General Dynamics's proposal to acquire Newport News and events relating to Litton's proposal to acquire Avondale and Newport News.

   Comparative Transaction Valuation Analysis. Based on the May 28, 1999 closing price for Newport News common stock, and the ranges of values derived by Salomon Smith Barney for the Newport News common stock using both a comparable public company valuation methodology and a discounted cash flow valuation methodology, Salomon Smith Barney compared the implied offer price per share of Avondale common stock in the proposed Newport News transaction with the $39.50 per share cash price in the Litton-Avondale merger. The table following this paragraph presents the results of this analysis. The low and high exchange ratios shown for the Newport News-Avondale merger are based upon the formula in the Newport News merger agreement, which provided that if the average closing price of Newport News common stock for the 15 trading day period ending on the fourth trading day prior to the special meeting of Avondale's shareholders that would have been called to approve the Avondale-Newport News merger was $28.40 per share or less, Avondale shareholders would have been entitled to receive 1.25 Newport News shares for each Avondale share and if such price was $30.87 or more, Avondale shareholders would have been entitled to receive 1.15 Newport News shares for each Avondale share.


                                                                                              LITTON-
(Dollars in Millions,                                                                         AVONDALE
Except per share Data)                        NEWPORT NEWS-AVONDALE MERGER                    MERGER
                           ---------------------------------------------------------------    ---------
                              NEWPORT
                               NEWS
                              CLOSING        COMPARABLE               DISCOUNTED  CASH
                               PRICE     COMPANY VALUATION OF        FLOW  VALUATION OF
                                ON           NEWPORT NEWS               NEWPORT NEWS
                              5/28/99      LOW          HIGH          LOW           HIGH
Exchange Ratio Offered        1.25x       1.15x        1.25x         1.15x         1.25x

Newport News Stock Value(1)  $27.50      $28.00       $35.00        $32.00        $38.00

Implied Value Per
Avondale Common Share        $34.38      $32.20       $43.75        $36.80        $47.50      $39.50

Implied Premium to
Avondale Stock Price of
$31.75 on May 6, 1999          8%          1%          38%           16%          50%          24%

_______________

(1) The values given in the second through fifth columns from the left represent the lowest and highest per share values for Newport News common stock derived by Salomon Smith Barney's comparable company valuation and discounted cash flow valuation of Newport News. The exchange ratio applicable to Newport News common stock indicated in the row above would have been determined by actual market prices for Newport News common stock and not by the Newport News stock values indicated in this row.
                            _______________


   Based upon these implied offer prices, Salomon Smith Barney then derived the implied equity value and implied firm value (calculated as equity value based on the implied offer price per share plus net debt) for Avondale. Salomon Smith Barney also derived the ratios of implied firm value to Avondale's actual 1998 and estimated 1999 revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Salomon Smith Barney also derived the ratios of implied price per Avondale share to Avondale's 1999 and 2000 estimated earnings per share. Earnings and revenue projections were based on Avondale management's base case projections. The following table presents the results of this analysis.








                                                                                                         LITTON-AVONDALE
(Dollars in Millions,                            NEWPORT NEWS MERGER-AVONDALE MERGER                         MERGER
Except per Share Data)      --------------------------------------------------------------------------   ----------------


                             NEWPORT NEWS
                               CLOSING               COMPARABLE                  DISCOUNTED CASH
                                PRICE           COMPANY VALUATION OF            FLOW VALUATION OF
                                 ON                 NEWPORT NEWS                   NEWPORT NEWS
                               5/28/99          LOW            HIGH            LOW             HIGH
IMPLIED OFFER PRICE PER
AVONDALE COMMON SHARE        $ 34.38        $ 32.20         $ 43.75         $ 36.80         $ 47.50        $ 39.50

IMPLIED EQUITY VALUE           $461           $431            $590            $494            $641           $531

IMPLIED FIRM VALUE             $460           $430            $589            $494            $641           $531

RATIO OF FIRM VALUE TO:

  1998 Revenue                 61%            57%             79%             66%             86%            71%

  1999 Estimated Revenue       66%            62%             84%             71%             92%            76%

  1998 EBITDA                  8.2x           7.7x           10.6x            8.8x           11.5x           9.5x

  1999 Estimated EBITDA        6.4x           6.0x            8.2x            6.9x            9.0x           7.4x

  1998 EBIT                    9.8x           9.2x            12.6x          10.5x           13.7x          11.3x

  1999 Estimated EBIT          8.1x           7.5x            10.3x           8.6x           11.2x           9.3x

RATIO OF IMPLIED PRICE
PER AVONDALE SHARE TO:

  1999 Estimated Earnings     13.3x          12.5x            17.0x           14.3x           18.4x          15.3x
  Per Share

  2000 Estimated Earnings      9.4x           8.8x            11.9x           10.0x           12.9x          10.8x
  Per Share

   Analysis of Comparative Economic Value. Salomon Smith Barney compared the $39.50 cash price per share in the Litton-Avondale merger with the implied value per share of Avondale common stock in the Newport News-Avondale merger assuming prices for Newport News common stock ranging from $25.00 to $35.00 per share. Salomon Smith Barney noted that at Newport News stock prices below $34.35 per share, the Litton-Avondale merger represented a higher current economic value than the proposed Newport News-Avondale merger and that, based on Newport News' stock price of $27.50 on May 28, 1999, the value of Newport News common stock would have to appreciate 15% to deliver $39.50 in value to Avondale shareholders. The following table illustrates this analysis.



     ILLUSTRATIVE                                                               PREMIUM (DISCOUNT)
     NEWPORT NEWS              IMPLIED            IMPLIED VALUE PER                     TO
      STOCK PRICE          EXCHANGE RATIO          AVONDALE SHARE               $39.50 LITTON OFFER

                                                                                %                   $
        $25.00                 1.250x                  $31.25                (20.9%)             ($8.25)
        $26.00                 1.250x                  $32.50                (17.7%)             ($7.00)
        $27.00                 1.250x                  $33.75                (14.6%)             ($5.75)
        $28.00                 1.250x                  $35.00                (11.4%)             ($4.50)
        $29.00                 1.224x                  $35.50                (10.1%)             ($4.00)
        $30.00                 1.183x                  $35.50                (10.1%)             ($4.00)
        $31.00                 1.150x                  $35.65                (9.7%)              ($3.85)
        $32.00                 1.150x                  $36.80                (6.8%)              ($2.70)
        $33.00                 1.150x                  $37.95                (3.9%)              ($1.55)
        $34.00                 1.150x                  $39.10                (1.0%)              ($0.40)
        $35.00                 1.150x                  $40.25                 1.9%                $0.75



   Equity Present Value Analysis. Salomon Smith Barney compared the $39.50 cash price in the Litton-Avondale merger with the range of present values of one pro forma share of Avondale common stock assuming consummation of the Newport News-Avondale merger. Salomon Smith Barney performed this analysis using discount rates ranging from 11.75% to 13.75% and assumed multiples of stock price to estimated pro forma 2003 earnings per share ranging from 12.0x to 15.0x and including an annual dividend payment of $0.16 per share. The following table sets forth the approximate ranges of present value per share derived by Salomon Smith Barney from this analysis.



                                         APPROXIMATE RANGE OF PRESENT VALUE               PREMIUM/(DISCOUNT) TO
   EXCHANGE RATIO IN NEWPORT NEWS-     PER PRO FORMA AVONDALE SHARE FOLLOWING    $39.50 PER SHARE CASH PRICE IN LITTON-
           AVONDALE MERGER                  NEWPORT NEWS-AVONDALE MERGER                     AVONDALE MERGER
                1.15x                              $32.23 - $42.92                           (18.4%) - 8.7%
                1.25X                              $34.08 - $45.39                           (13.7%) - 14.9%



   Pro Forma Discounted Cash Flow Analysis. Salomon Smith Barney compared the $39.50 cash price in the Litton-Avondale merger with the range of equity values per pro forma share of Avondale common stock assuming consummation of the Newport News-Avondale merger based on a discounted cash flow analysis. The discounted cash flow was calculated assuming a weighted average cost of capital ranging from 8.5% to 10.5% and was comprised of the sum of the present value of (1) projected unlevered free cash flows of Avondale and Newport News on a combined basis for the five fiscal years 1999 to 2003 and (2) fiscal year 2003 terminal value per share based on terminal 2003 EBITDA multiples ranging from 5.0x to 7.0x. The following table sets forth the approximate ranges of discounted cash flow value per share derived by Salomon Smith Barney from this analysis.



                                           APPROXIMATE RANGE OF DISCOUNTED
                                            CASH FLOW VALUE PER PRO FORMA                 PREMIUM/(DISCOUNT) TO
   EXCHANGE RATIO IN NEWPORT NEWS-            AVONDALE SHARE FOLLOWING           $39.50 PER SHARE CASH PRICE IN LITTON-
           AVONDALE MERGER                  NEWPORT NEWS-AVONDALE MERGER                     AVONDALE MERGER
                1.15x                              $30.15 - $45.28                           (23.7%) - 14.6%
                1.25X                              $31.91 - $47.94                           (19.2%) - 21.4%


   Historical Trading Analyses. Salomon Smith Barney reviewed the daily closing prices and trading volume for the Avondale common stock during the period from May 7, 1997 through May 28, 1999. Salomon Smith Barney noted that the 52-week high and low prices for the Avondale common stock were $22.25 and $33.75, respectively, compared with the Avondale closing price of $31.75 on May 6, 1999, the implied offer price of $34.38 in the Newport News-Avondale merger based on the undisturbed Newport News stock price on May 28, 1999 and the $39.50 cash price in the Litton-Avondale merger. Salomon Smith Barney also noted that Avondale's stock price had rebounded from its 1997 lows as a result of significant contract awards.

   Comparable Public Companies Analysis. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for Avondale, and other publicly traded aerospace and defense industry and shipbuilding companies (Lockheed Martin Corporation, General Dynamics, Northrop Grumman Corporation, Litton, Alliant Techsystems Inc. and ESCO Electronics Corporation) and separately, with the same information for other publicly traded shipbuilding companies (General Dynamics, Litton and Newport News). Salomon Smith Barney considered these companies to be reasonably similar to Avondale insofar as they participate in business segments similar to Avondale's business segments, but none of these companies has the same management, makeup, size and combination of businesses as Avondale. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of Avondale and the comparable companies and other factors that could affect public trading value.

   Using publicly available information with respect to each of the foregoing companies, Salomon Smith Barney derived ranges of multiples of firm value as of May 28, 1999 to (1) actual 1998 revenues; (2) actual 1998 EBITDA; (3) estimated 1999 EBITDA; (4) estimated 2000 EBITDA; and (5) actual 1998 EBIT. Salomon Smith Barney also calculated a range of ratios of closing stock prices for each of these companies as of May 28, 1999 to 1999 and 2000 estimated earnings per share. Applying these ranges of multiples to comparable management and I/B/E/S International, Inc. ("IBES") estimates of the comparable financial data for Avondale and taking into account certain non-operating items, Salomon Smith Barney derived a reference value range for the Avondale common stock of $30.00 to $36.00 compared with the Avondale closing price of $31.75 on May 6, 1999, the implied offer price of $34.38 in the Newport News-Avondale merger based on the undisturbed Newport News stock price on May 28, 1999 and the $39.50 cash price in the Litton-Avondale merger.

   Analysis of Selected Defense and Shipbuilding Industry Mergers and Acquisitions. Salomon Smith Barney analyzed certain publicly available financial, operating and stock market information for 15 selected merger or acquisition transactions announced in the defense and shipbuilding industries since 1995. The transactions reviewed were: General Dynamics Corporation/Newport News; General Dynamics Corporation /NASSCO Holdings Inc.; The General Electric Company, p.l.c./Tracor Inc.; L-3 Communications Corporation/AlliedSignal Ocean Systems; General Dynamics Corporation/Computing Devices International (a division of Ceridian Corp.); The BF Goodrich Company/Rohr, Inc.; The Carlyle Group/United Defense Industries; Lockheed Martin Corporation/Northrop Grumman Corporation; The Boeing Company/McDonnell Douglas Corporation; Litton Industries, Inc./Sperry Marine Inc.; Raytheon Company/Chrysler Electronics & Airborne Systems Business; Allegheny Ludlum Corporation/Teledyne Inc.; Lockheed Martin Corporation/Loral Space & Communications Ltd.; Northrop Grumman Corporation/Westinghouse Defense & Electronic Systems; and General Dynamics Corporation/Bath Iron Works Corporation. Salomon Smith Barney considered these transactions to be reasonably similar to the merger, but none of these transactions is identical to the merger. Salomon Smith Barney noted that while the General Dynamics/Newport News transaction was not consummated because of regulatory issues, it was still relevant to Salomon Smith Barney's analysis.

   Using publicly available information, with respect to each of the companies involved in these precedent transactions, Salomon Smith Barney calculated ranges of (1) multiples of firm value (calculated as equity value based on the implied offer price per share for the second-named company plus net debt) to actual 1998 revenues, EBITDA and EBIT and (2) the ratio of the implied offer price per share of the second-named company's common stock as of the announcement date of the relevant transaction to latest twelve months earnings per share. Applying these ranges of multiples to the comparable financial data for Avondale, Salomon Smith Barney derived a reference value range for the Avondale common stock of $29.00 to $36.00 per share compared with the Avondale closing price of $31.75 on May 6, 1999, the implied offer price of $34.38 in the Newport News-Avondale merger based on the undisturbed Newport News stock price on May 28, 1999 and the $39.50 cash price in the Litton-Avondale merger.

   Discounted Cash Flow Analysis. Salomon Smith Barney performed discounted cash flow analyses, based on both "base case" and "upside" financial projections provided by Avondale, to establish ranges of equity value per share of Avondale common stock. The discounted cash flow was calculated for Avondale assuming a weighted average cost of capital ranging from 9.5% to 11.5% and was comprised of the sum of the present value of (1) the projected unlevered free cash flows for the five fiscal years 1999 to 2003 and (2) the fiscal year 2003 terminal value of Avondale based on a range of perpetuity growth rates from 2.5% to 4.5% or a range of multiples from 5.0x to 7.0x projected EBITDA for fiscal year 2003. Salomon Smith Barney performed this analysis both including and excluding terminal-year EBITDA expected to result from Avondale's contract with the U.S. Navy to build LPD-17 ships, which, if not renewed, would result in a decrease in Avondale's cash flow. The following table sets forth the approximate ranges of implied equity value per share of Avondale common stock derived by Salomon Smith Barney from this analysis.



                                                               APPROXIMATE RANGE OF IMPLIED EQUITY
ASSUMPTIONS                                                 VALUE PER SHARE OF AVONDALE COMMON STOCK
Management "base case" projections including
projected EBITDA from the LPD program in terminal
value                                                                   $34.00 to $38.00

Management "upside" projections including LPD program
in terminal value                                                       $41.00 to $45.00

Management "base case" projections excluding the LPD
program from terminal value                                             $28.00 to $31.00



   In order to take into account the significant cash flows expected by Avondale management to be achieved after 2003 due to the LPD program, Salomon Smith Barney also performed a DCF analysis for the ten fiscal years 1999 to 2008. The discounted cash flow was calculated for Avondale assuming a weighted average cost of capital ranging from 9.5% to 11.5% and was equal to the sum of the present value of (i) the projected unlevered free cash flows for the ten fiscal years 1999 to 2008 and (ii) the fiscal year 2008 terminal value of Avondale based on a range of perpetuity growth rates from 2.5% to 4.5%. From this analysis, Salomon Smith Barney derived a range of the implied equity value per share of Avondale common stock of approximately $30.00 to $35.00 per share using base case projections. Salomon Smith Barney noted that the 10-year DCF analysis implied a range of values for the Avondale common stock consistent with the 5-year DCF analysis.

   The foregoing is a summary of all material analyses performed by Salomon Smith Barney and presented to the Avondale board on May 31, 1999 in connection with the preparation of Salomon Smith Barney's opinion and with its oral presentation to the Avondale Board on May 31, 1999, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the Avondale board. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analysis and the comparable transaction analysis summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company or transaction utilized as a comparison is identical to Avondale, any business segment of Avondale, the Litton-Avondale merger or the Newport News-Avondale merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies and transactions to which Avondale, the business segments of Avondale, the Litton-Avondale merger and the Newport News-Avondale merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Avondale, Newport News, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Avondale. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Avondale, the Avondale board, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be received in the merger by holders of Avondale common stock and were provided to the Avondale board in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the Avondale board in making its determination to approve the merger agreement, the stock option agreement and the merger.

   Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Avondale selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Avondale and the defense and shipbuilding industry. Salomon Smith Barney and its predecessors have previously rendered certain investment banking and financial advisory services to Avondale, for which they received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney may trade the equity securities of Avondale and the debt and equity securities of Newport News and Litton for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to Salomon Smith Barney's engagement letter, Avondale agreed to pay Salomon Smith Barney the following fees: (a) $100,000 payable upon execution of the engagement letter (which has been paid), (b) $400,000 payable upon execution of the Newport News merger agreement (which has been paid) and (c) an additional fee, payable upon consummation of the merger, of 0.66% of the sum of (1) the total cash consideration paid to holders of Avondale common stock or options in connection with the merger plus (2) the value of any long-term indebtedness for borrowed money (net of cash balances) repaid or retired in connection with or anticipation of the merger or existing on Avondale's balance sheet at the time of the merger (less the $500,000 previously paid by Avondale). Avondale has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendation of the Avondale board, Avondale shareholders should be aware that various members of the Avondale board as well as various executive officers of Avondale may be viewed as having interests in the merger that are in addition to their interests as Avondale shareholders generally. The Avondale board was aware of these factors and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

PAYMENTS IN CONNECTION WITH A CHANGE OF CONTROL

   Seven executive officers of Avondale have change-of-control agreements providing that the executive officer may terminate his employment and receive a lump-sum payment if, after the merger, the executive officer does not hold a position with Litton equivalent in title and duties to his position with Avondale prior to the merger. Litton has agreed that these payments will be made upon consummation of the merger without the executive officers' actually leaving Avondale's employment. Avondale has calculated the change of control payments to be the following amounts: Mr. Bossier (also an Avondale director ) $7.2 million; Mr. Kitchen (also an Avondale director ) $2.7 million; Mr. Dupont (also an Avondale director ) $3.0 million; Mr. Church $1.7 million; Mr. Doussan $1.7 million; Mr. McAlear $1.3 million; and Mr. Mortimer $1.4 million. In addition, Litton has agreed to pay the seven executive officers upon consummation of the merger a lump sum cash payment equal to the present value of their vested non-qualified pension benefits. Avondale has calculated these payments to be the following amounts: Mr. Bossier $6.4 million; Mr. Kitchen $810,000; Mr. Dupont $1.5 million; Mr. Church $510,000; Mr. Doussan $1.0 million; Mr. McAlear $168,000; and Mr. Mortimer $391,000. The change of control agreements provide for automatic vesting upon consummation of the merger of benefits under the Company's non-qualified pension plans.

   If during the three-year period after consummation of the merger the executive's employment is terminated by the Company without cause or by the executive for "good reason" as defined in the change-of-control agreement, the executive will also receive continued health and life insurance benefits for three years after termination.

VESTING OF OPTIONS

   All outstanding unvested awards of Avondale stock options to the directors and executive officers of Avondale will become fully vested and exercisable upon consummation of the merger in accordance with the terms of the pre-existing stock option plans. As of the record date, the following Avondale directors and executive officers held the following vested and unvested Avondale stock options:





                                                                OPTIONS THAT            AVERAGE EXERCISE
                                        PREVIOUSLY              BECOME VESTED           PRICE PER SHARE
                                      VESTED OPTIONS         BY VIRTUE OF MERGER        OF  ALL  OPTIONS
                                     ---------------         -------------------        ----------------
Albert L. Bossier, Jr.
    Chairman of the Board, Chief
    Executive Officer and President      39,076                    47,663                   $23.92
Thomas M. Kitchen
    Corporate Vice President,
    Chief Financial Officer and
    Secretary and a Director             18,283                    22,301                   $23.92
Kenneth B. Dupont
    Vice President - Commercial
    and Offshore Programs and a
    Director                             13,708                    16,720                   $23.92
Thomas H. Doussan
    Corporate Vice President and Chief
    Operating Officer                     6,942                     7,845                   $23.64
R. Dean Church
    Corporate Vice President and Chief
    Administrative Officer                6,972                     7,860                   $23.63
Ronald J. McAlear
    Corporate Vice President - Advanced
    Programs and Marketing                6,556                     7,652                   $23.76
Edmund C. Mortimer
    Corporate Vice President - Government
    Programs                              7,824                     8,287                   $23.40
Anthony J. Correro III
    Director                                799                     1,331                   $23.00
Hugh A. Thompson
    Director                                799                     1,331                   $23.00
Francis R. Donovan
    Director                                799                     1,331                   $23.00

   As described under "-Effect on Awards Outstanding Under Avondale Stock Plans," upon completing the merger, each Avondale stock option outstanding immediately prior to the effective time will be canceled. In consideration of the cancellation, each holder of a stock option will receive an amount in cash equal to the excess of $39.50 over the option's exercise price for each share subject to the option.

INDEMNIFICATION AND INSURANCE

   Pursuant to the merger agreement, Litton has agreed to cause Avondale to honor all of its indemnification obligations to current or former directors and officers under the Avondale charter, its by-laws or otherwise. Litton has also agreed to maintain Avondale's and its subsidiaries' existing directors and officers' liability insurance coverage for persons who are covered by this insurance for a period of six years after the effective time of the merger. The insurance is to be on terms no less favorable than those in effect on the date of the merger, subject to various premium limitations. Litton has the right to substitute policies providing at least comparable coverage and containing the terms and conditions no less favorable than those in effect on the date of the merger. The indemnification and insurance obligations have been guaranteed by Litton.

OTHER EMPLOYEE MATTERS

   Litton has agreed that for one year after the effective time, it will cause Avondale to maintain its bonus, pension, deferred compensation, welfare benefit and other benefit plans other than stock-based plans that were in effect on the date of the merger or to provide benefits to each category of employees of Avondale that are not materially less favorable in the aggregate to the category of employees than those currently provided under Avondale's benefit plans. Other than as set forth above, and except for ownership of Avondale common stock and Avondale stock options, no director or executive officer of Avondale has any direct or indirect material interest in the merger.

EFFECT ON AWARDS OUTSTANDING UNDER AVONDALE STOCK PLANS

   All holders of options outstanding under Avondale's stock incentive plans have agreed that the options will be canceled immediately prior to the effective time of the merger. In consideration of the cancellation, each holder of a stock option will receive for each share subject to the option an amount in cash equal to the excess of $39.50 over the exercise price of the stock option.

   The merger agreement also provides that no additional stock options, stock appreciation rights or other interest in Avondale common stock will be granted under any Avondale plans after the execution of the merger agreement.

ACCOUNTING TREATMENT

   The merger will be accounted for using the purchase method of accounting. Under this method of accounting, the purchase price to be paid by Litton will be allocated to the fair value of the net assets acquired, and Avondale's results will be included in Litton's financial statements from and after the effective time of the merger.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

   The conversion of Avondale common stock into the right to receive the $39.50 per share cash consideration will occur automatically at the effective time of the merger. After the effective time of the merger, each certificate that previously represented shares of Avondale common stock will represent only the right to receive the cash consideration. Within five business days after the effective time of the merger, the exchange agent will send a transmittal letter to each former Avondale shareholder. The transmittal letter will contain instructions on how to obtain the cash consideration in exchange for certificates formerly representing shares of Avondale common stock. AVONDALE SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

EFFECT ON AVONDALE COMMON STOCK

   If the merger is completed, each share of Avondale common stock that is owned by Avondale, Litton or ATL Acquisition Corporation will no longer be outstanding, will be automatically canceled and retired and will cease to exist. All other outstanding shares of Avondale common stock will be converted into the right to receive $39.50 per share in cash. No common stock of Litton or other consideration will be delivered in exchange for the Avondale common stock. In addition, the Avondale common stock will be delisted from The Nasdaq National Market and will be deregistered under the Exchange Act.

FEDERAL INCOME TAX CONSIDERATIONS

   The following summarizes the material federal income tax consequences of the merger to holders of Avondale common stock. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the merger and, in particular, does not address all of the federal income tax consequences applicable to the personal circumstances of Avondale shareholders or to taxpayers who acquired their Avondale common stock by exercising employee stock options or through other compensation arrangements, who are foreign persons or who dissent and receive the appraised fair value of their shares. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. EACH AVONDALE SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

   The receipt of the merger consideration in the merger may be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Avondale common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Avondale common stock exchanged in the merger and the amount of cash merger consideration received. The gain or loss will be capital gain or loss if the Avondale common stock is held as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, the Avondale common stock was held for more than one year. Capital losses are subject to limitations on deductibility for federal income tax purposes.

REGULATORY MATTERS

   Under the Hart-Scott-Rodino Act and the rules promulgated thereunder, certain transactions, including the merger, may not be completed unless certain filings and waiting period requirements have been satisfied. On June 4, 1999, Litton and Avondale each filed a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The waiting period will expire on July 4, 1999, unless earlier terminated, or extended by a "second request" for additional information and materials, by the Antitrust Division or the Federal Trade Commission. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to approve the merger conditioned upon the divestiture of substantial assets of Litton or Avondale. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

   It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Litton or Avondale will be able to satisfy or comply with such conditions or be able to cause their respective subsidiaries to satisfy or comply with any such conditions, or that compliance or non-compliance will not have adverse consequences for Litton after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Litton and Avondale and referred to in this Proxy Statement or on terms that will be satisfactory to Litton and Avondale. However, Litton has agreed to make accommodations that may be requested by the federal government in order to obtain expiration of the Hart-Scott-Rodino waiting period to the extent that such accommodations would not reasonably be expected to be adverse and material in relation to the combined Avondale-Litton shipbuilding operations.

RIGHTS OF DISSENTING SHAREHOLDERS

   Unless the merger agreement is approved by the holders of at least 80% of the outstanding shares of Avondale common stock, Section 131 of the Louisiana Business Corporation Law allows an Avondale shareholder who objects to the merger and who complies with the provisions of that section to dissent and, if the merger is effected, to have paid to him in cash the fair cash value of his shares of Avondale common stock as of the day before the special meeting, as determined by agreement between the shareholder and Avondale or by a district court of the State of Louisiana for the Parish of Jefferson if the shareholder and Avondale are unable to agree upon the fair cash value.

   To exercise the right of dissent, a shareholder must (1) file with Avondale a written objection to the merger agreement prior to or at the special meeting and (2) also vote his shares, in person or by proxy, against the merger agreement at the special meeting. Neither a vote against the merger agreement nor a specification in a proxy to vote against the merger agreement will in and of itself constitute the necessary written objection to the merger agreement. Moreover, by voting in favor of, or abstaining from voting on, the merger agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the merger agreement, a shareholder waives his rights to dissent under Section
131. Thus, for example, a shareholder who executes and returns a blank proxy with no specifications as to how it is to be voted will lose any rights to dissent under Section 131.

   If the merger agreement is approved by less than 80% of the total voting power of Avondale, and the merger is consummated, notice of the consummation of the merger will be given to each shareholder of Avondale who both filed a written objection to and voted against the merger agreement in compliance with Section 131. Within 20 days after the mailing of the notice, the shareholder must file with Avondale a written demand for payment for his shares at their fair cash value as of the day before the date of the special meeting and must state the amount demanded and a post office address to which Avondale may reply. The shareholder must also deposit the certificate(s) representing his shares of Avondale common stock in escrow with a bank or trust company located in Jefferson Parish, Louisiana. With the above-mentioned demand, the shareholder must also deliver to Avondale the written acknowledgment of the bank or trust company that it holds the certificate(s), duly endorsed and transferred to Avondale, upon the sole condition that the certificate(s) will be delivered to Avondale upon payment of the fair cash value of the shares in accordance with Section 131. A shareholder who perfects his dissenter's rights, upon filing a demand for the value of his shares, will no longer have any rights as a shareholder, except for his rights under Section 131.

   If Avondale does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of the demand and acknowledgment, notify the shareholder in writing of either (1) the amount it will agree to pay, if any payment should be held to be due, or (2) that it does not believe that any payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with Avondale's assertion that no payment is due, he must, within 60 days after receipt of the notice, file suit against Avondale in a district court of the State of Louisiana for the Parish of Jefferson for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such a suit may, within the 60-day period, but not thereafter, intervene as a plaintiff in any such suit filed against Avondale by another shareholder of Avondale for a judicial determination of the fair cash value of the other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept Avondale's statement that no payment is due or, if Avondale does not contend that no payment is due, to accept the amount specified by Avondale in its notice of disagreement.

   If, upon the filing of any such suit or intervention, Avondale deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice Avondale offered to pay this amount to the shareholder on demand, then the costs of the proceeding will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs of the proceeding will be taxed against Avondale.

   Upon filing a demand for the fair cash value of his shares, a shareholder ceases to have any rights of a shareholder except the rights provided by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before Avondale gives its notice of disagreement, but thereafter only with the written consent of Avondale. If the demand is withdrawn, or if the shareholder otherwise loses his dissenter's rights, the shareholder will be reinstated to his rights as a shareholder as of the time of filing of his demand for fair cash value, including any intervening preemptive rights and rights to dividends or other distributions; if, however, the preemptive rights have expired or any dividend or distribution other than in cash has been completed, Avondale may elect to pay the fair value thereof in cash as of the time the preemptive rights expired or the dividend or distribution was completed.

   Dissenting shareholders of Avondale should send any communications regarding their rights to Avondale Industries, Inc., 5100 River Road, Avondale, Louisiana 70094, Attn.: Chief Financial Officer.

   All communications must be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Avondale.

   THE FOREGOING SUMMARY OF SECTION 131 OF THE LBCL IS NECESSARILY INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT SECTION SET FORTH IN ANNEX 4.


                                THE MEETING

DATE, TIME AND PLACE

   The Avondale special meeting will be held at the main conference room on the second floor of Avondale's Administration Building, 5100 River Road, Avondale, Louisiana, at 10:00 a.m. on July 27, 1999.

PURPOSE

   At the special meeting, Avondale shareholders are being asked to approve the merger agreement. See "THE MERGER" and "THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT."

STOCK ENTITLED TO VOTE; QUORUM

   Only holders of record of Avondale common stock at the close of business on June 25, 1999, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 13,260,867 shares of Avondale common stock were issued and outstanding and held by approximately 557 holders of record. A majority of the shares of Avondale common stock outstanding on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of voting on the merger agreement. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Avondale common stock on the record date are each entitled to one vote per share on the matter to be considered at the special meeting.

VOTES REQUIRED

   Under Louisiana law and Avondale's Articles of Incorporation, approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares outstanding on the record date. Shares that abstain from voting will have the effect of a vote against the merger agreement. In addition, brokers who hold shares of Avondale common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners of the shares. Votes which are not cast for this reason will not be counted for purposes of determining whether a quorum is present and will have the effect of a vote against the merger agreement.

VOTING OF PROXIES

   Shares represented by all properly granted proxies received in time for the special meeting will be voted at the meeting in the manner specified by the holders thereof. Properly granted proxies that do not contain voting instructions will be voted in favor of the merger agreement. The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the Avondale special meeting, including adjournments to permit further solicitations of proxies in favor of the merger agreement; provided, however, that no proxy that is voted against the merger agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

   The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Avondale a duly executed revocation of proxy, by submitting in writing a proxy bearing a later date or by appearing at the Avondale special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. Written notices of revocation and other communications regarding the revocation of an Avondale proxy should be addressed to Avondale Industries, Inc., 5100 River Road, Avondale, Louisiana 70094, Attn.: Chief Financial Officer.

SOLICITATION OF PROXIES

   Avondale will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Avondale and its subsidiaries may solicit proxies from shareholders by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by these persons, and Avondale will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

   Georgeson & Company will assist in the solicitation of proxies by Avondale. Avondale will pay Georgeson a fee of $9,000, plus reimbursement of various out-of-pocket expenses, and has agreed to indemnify Georgeson against any losses arising out of Georgeson's proxy soliciting services on behalf of Avondale. It is estimated that Georgeson will employ approximately 30 persons to solicit shareholders for the Avondale special meeting.

VOTING BY AVONDALE DIRECTORS AND EXECUTIVE OFFICERS

   At the close of business on the record date, directors and executive officers of Avondale and their affiliates owned and were entitled to vote 142,991 shares of Avondale common stock, which represented approximately 1.1% of the shares of Avondale common stock outstanding on this date. Each Avondale director and executive officer has indicated his present intention to vote, or cause to be voted, the Avondale common stock owned by him for approval of the merger agreement.

ACCOUNTANTS

   Representatives of Deloitte & Touche LLP, Avondale's principal accountants for the current fiscal year and for the fiscal year ended December 31, 1998 are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARDS.


              THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT

   The following discussion of the material provisions of the merger agreement and the stock option agreement may not contain all of the information that you would consider to be important. To understand the merger agreement and the stock option agreement, you should carefully read the agreements, copies of which are attached to this Proxy Statement as Annexes 1 and 2, and are incorporated herein by reference.

THE MERGER AGREEMENT

CONDITIONS TO THE COMPLETION OF THE MERGER

   Litton and Avondale will complete the merger if several conditions are satisfied, which include the following:

     *     Avondale shareholders' approval of the merger agreement;

     * the waiting period under the Hart-Scott-Rodino Act having expired or been terminated;

     * no injunction or order preventing the consummation of the merger;

     * the other company having performed in all material respects all obligations required under the merger agreement at or prior to the closing date, and each company having received a certificate signed by the chief executive officer and the chief financial officer of the other company to such effect;

   Avondale will complete the merger if the following additional conditions are satisfied:

     * the representations and warranties of Litton being true and correct as of the date of the merger agreement and as of the closing date of the merger agreement, and Avondale having received a certificate signed by the chief executive officer and the chief financial officer of Litton to such effect;

     * no pending suit, action or proceeding with a reasonable likelihood of success exists that would restrain or prohibit the completion of the merger;

   Litton will complete the merger if the following additional conditions are satisfied:

     * the representations and warranties of Avondale regarding its business and operations being true and correct in all material respects as of the date of the merger agreement and the earlier of the closing date of the merger agreement or August 31, 1999, and Avondale's other representations and warranties being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger agreement, and Litton having received a certificate signed by Avondale's chief executive officer and chief financial officer to such effect;

     * no pending suit, action or proceeding with a reasonable likelihood of success exists that:

     (1) would restrain or prohibit the completion of the merger or obtain any material monetary damages from any of the parties;

     (2) would prohibit or limit the ownership or operation by any of the parties of any material portion of their business or assets;

     (3) would impose limitations on the ability of Litton to acquire or hold, or exercise full rights of ownership of, any shares of Avondale common stock; or

     (4) would prohibit Litton or any of its subsidiaries from effectively controlling the business or operations of Avondale and its subsidiaries;

     * no event, change, effect or development having occurred that has had or would reasonably be likely to have a material adverse effect on Avondale since December 31, 1998 through the earlier of the closing date of the merger agreement or August 31, 1999, except as disclosed in Avondale's SEC documents filed prior to the date of the merger agreement.

   Prior to the effective time of the merger, the companies may waive compliance with any of the agreements or conditions contained in the merger agreement. However, some of the closing conditions described above may not legally be waived by the companies, including approval of Avondale shareholders, clearance under the antitrust laws, and the absence of any order or injunction making the merger illegal.

   Litton has agreed to make accommodations that may be requested by the federal government in order to obtain expiration of the Hart-Scott-Rodino waiting period, unless the accommodation would reasonably be expected to be adverse and material in relation to the combined Avondale-Litton shipbuilding operations.

NO SOLICITATION

   The merger agreement provides that Avondale will not, nor will it permit any of its subsidiaries or representatives to (1) solicit, initiate or encourage the submission of, any takeover proposal, (2) enter into any agreement with respect to any takeover proposal or (3) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. However, if prior to Avondale shareholder approval, Avondale receives a proposal or offer that it did not solicit and that did not otherwise result from a breach or deemed breach of the merger agreement and that Avondale's board of directors believes in good faith could result in a third party making a superior proposal, Avondale may participate in discussions or negotiations with the person making the proposal or offer. Under such circumstances, Avondale may also furnish confidential information to the person making such a proposal, but only pursuant to a customary confidentiality agreement the terms of which are no less favorable to Avondale than the terms of the confidentiality agreement between Avondale and Newport News. That confidentiality agreement contains so-called "standstill" provisions that would require the other party to agree not to acquire any Avondale shares and not to make any proposals, public or otherwise, to acquire Avondale except as requested by Avondale. The merger agreement provides that any violation of these restrictions by any director, officer or other representative of Avondale is deemed to be a breach of the merger agreement by Avondale. The terminated merger agreement between Avondale and Newport News does not constitute a takeover proposal.

   Except as expressly permitted by the merger agreement, neither Avondale's board of directors nor any board committee can (1) approve any letter of intent, agreement-in-principle, acquisition agreement or similar agreement relating to any takeover proposal or (2) approve or recommend, or propose to approve or recommend, any takeover proposal. However, if Avondale receives a proposal that its board of directors determines in good faith is a superior proposal, Avondale's board may terminate the merger agreement, but only at a time that is prior to receipt of shareholder approval and is more than 48 hours following Litton's receipt of written notice advising it that Avondale's board is prepared to accept the superior proposal. The written notice must also specify the material terms and conditions of the superior proposal and identify the person making the superior proposal.

   A proposal may only be deemed "superior" if the Avondale board determines in its good faith judgment that the proposal (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, and (B) presents, in its entirety, more favorable terms, financial and otherwise, to Avondale and Avondale's shareholders, than the terms of the proposed transaction with Litton.

   Avondale is required to promptly advise Litton orally and in writing of any takeover proposal or any inquiry with respect to or that could reasonably be expected to lead to any takeover proposal, the identity of the person making the takeover proposal or inquiry and the material terms of the takeover proposal or inquiry. Avondale is required to (1) keep Litton fully informed of the status of the takeover proposal or inquiry and
(2) provide Litton with copies of all correspondence and other written material sent or provided to Avondale by any third party in connection with the takeover proposal.

   Neither Avondale's board of directors nor any board committee may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Litton, the recommendation of the board of directors regarding the merger agreement or the merger, or approve or recommend, or propose publicly to approve or recommend, a takeover proposal, unless a withdrawal or modification of the recommendation is, in the good faith judgment of Avondale's board of directors, after consultation with its outside counsel, required by its fiduciary duties. The merger agreement allows Avondale to take and disclose to its shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934 or to make any required disclosure to its shareholders if failure so to disclose would be inconsistent with its obligations under applicable law.

TERMINATION

   The merger agreement may be terminated at any time prior to the effective time, whether before or after the approval of Avondale shareholders:

   1. by mutual written consent of Litton, ATL Acquisition Corporation and Avondale;

   2. by either Litton or Avondale:

          * if the merger is not consummated on or before March 31, 2000, unless the merger is not consummated because of a material breach of the merger agreement or stock option agreement by the party seeking to terminate;

          * if any governmental entity takes an action permanently enjoining, restraining or otherwise prohibiting the merger which becomes final and nonappealable;

          * if certain conditions to completing the merger become incapable of satisfaction prior to March 31, 2000; provided that the terminating party is not then in material breach of any representation, warranty or covenant contained in the merger agreement or the stock option agreement;

          * if, upon a vote, the approval of Avondale shareholders of the merger is not obtained; or

          * if the other company breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement or the stock option agreement, which breach or failure to perform (A) would cause conditions set forth in the merger agreement to fail and (B) cannot be or has not been cured within 30 days after the written notice of such breach of failure has been given to the other company; provided that the terminating company is not then in material breach of any representation, warranty or covenant contained in the merger agreement or the stock option agreement;

   3. by Litton if (A) Avondale's board of directors or any board committee withdraws its approval of the merger agreement or fails to recommend to Avondale's shareholders that they vote for the merger to be effected, or
      (B) Avondale or any of its representatives solicit a takeover proposal from a third party;

   4. by Avondale prior to Avondale shareholders' approval if Avondale's board of directors receives an unsolicited takeover proposal by a third party that the Avondale board determines in good faith is "superior" to the Litton transaction, as described on page 32 under "-No Solicitation;" provided that Avondale has complied with provisions of the merger agreement relating to competing offers and has immediately prior to such termination paid to Litton a cash termination fee of $15 million.

TERMINATION FEES

   Avondale must pay Litton a cash termination fee of $15 million if:

       * Litton terminates the merger agreement pursuant to the provisions described in paragraph number 3 above under "-Termination;"

       * Avondale terminates the merger agreement pursuant to the provisions described in paragraph number 4 above under "-Termination;"

       * A takeover proposal by a third party for Avondale is publicly disclosed prior to its shareholder meeting, the merger agreement is terminated by either company because Avondale did not receive shareholder approval at its shareholder meeting, and within 12 months after the termination Avondale enters into an agreement for or completes a takeover proposal with such third party;

       * A takeover proposal for Avondale is made by a third party prior to March 31, 2000, the merger agreement is terminated by either company because the merger does not occur prior to March 31, 2000, Avondale has not obtained shareholder approval of the merger prior to the termination, and within 12 months after the termination Avondale enters into an agreement for or completes a takeover proposal with such third party;

       * A takeover proposal by a third party for Avondale is publicly disclosed prior to the termination of the merger agreement, the merger agreement is terminated by Litton because Avondale has deliberately violated its obligations under the merger agreement, and within 12 months after the termination Avondale enters into an agreement for or completes a takeover proposal with such third party; or

       * Avondale's board of directors or any board committee withdraws or modifies in a manner adverse to Litton its approval or recommendation of the merger agreement or fails to recommend to Avondale's shareholders that they approve the merger and thereafter the merger agreement is terminated by either company because Avondale has not obtained shareholder approval at its shareholder meeting.

CONDUCT OF BUSINESS PENDING THE MERGER

   From the date of the merger agreement to the effective time of the merger Avondale and its subsidiaries must conduct their businesses in the ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact their current business organizations unless otherwise indicated in the merger agreement or the stock option agreement. In addition, from the date of the merger agreement to the effective time of the merger, Avondale cannot, nor can it permit any of its subsidiaries to, do any of the following without the prior written consent of Litton:

       * (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions by a wholly owned subsidiary of Avondale to its parent, (2) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) acquire any securities of Avondale or any of its subsidiaries;

       * issue, deliver, sell or grant: (1) any shares of its capital stock; (2) any voting debt or other voting securities; (3) any options, warrants or rights to acquire any capital stock, voting securities or convertible or exchangeable securities; or (4) any stock options, performance shares, incentive shares, restricted stock, "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than
           (A) the issuance of common stock upon the exercise of employee stock options outstanding on the date of the merger agreement and in accordance with their present terms, (B) the issuance of preferred stock upon the exercise of rights, (C) the issuance of common stock pursuant to the stock option agreement and (D) the sale or purchase of common stock under pension plans;

       * amend its articles, by-laws or other comparable charter or organizational documents;

       * acquire or agree to acquire (1) by merging with or by purchasing a substantial portion of the assets of any business or any business organization or (2) any assets that are material to the company and its subsidiaries, taken as a whole;

       * make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the company, except insofar as may have been required by a change in generally accepted accounting principles;

       * dispose of or subject to any lien any properties or assets that are material to the company and its subsidiaries, taken as a whole, except sales of obsolete assets in the ordinary course of business consistent with past practice;

       * incur any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

       * make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the company or any wholly owned subsidiary of the company;

       * make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $3,000,000 or, in the aggregate, are in excess of $25,000,000;

       * satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the consolidated financial statements of the company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 or incurred in the ordinary course of business consistent with past practice;

       * cancel any material indebtedness, materially amend the delivery schedules for any vessels under the ARCO agreements, or waive any claims or rights of substantial value;

       * waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the company or any of its subsidiaries is a party;

       * authorize any of, or commit or agree to take any of, the foregoing actions.

   In addition to the foregoing, Avondale agreed that it would not (1) grant to any officer or director of Avondale or any of its subsidiaries any increase in compensation, except in the ordinary course of business or to the extent required under employment agreements in effect as of December 31, 1998, (2) grant to any officer or director of Avondale or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of December 31, 1998, (3) enter into any employment, severance or termination agreement with any officer or director, (4) establish, adopt, enter into or amend any collective bargaining agreement or benefit plan, (5) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement or benefit plan and (6) make any material tax election or settle or compromise any material tax liability or refund.

   Both companies agreed that they and their subsidiaries would not take any action that could result in: (1) any of their representations and warranties qualified as to materiality becoming untrue; (2) any of the representations and warranties that are not so qualified becoming untrue in any material respect; and (3) any condition to the merger set forth in "-Conditions to the Completion of the Merger" not being satisfied. However, the merger agreement provides that Litton will not be prohibited from taking any action in furtherance of a business combination with Newport News. Avondale and Litton each agreed that they would promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on their respective company.

AMENDMENT; EXTENSION AND WAIVER

   Subject to applicable law the merger agreement may be amended by the parties in writing at any time before receipt of Avondale shareholder approval. The merger agreement may also be amended after receipt of Avondale shareholder approval without the further approval of the shareholders if no amendments are made which by law require further approval by the Avondale shareholders. Prior to the effective time of the merger, either of the parties may, by written instrument, (1) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (2) waive inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (3) waive compliance with any of the agreements or conditions in the merger agreement. An amendment, extension or waiver requires action by the board of directors or the duly authorized designee of the board of Litton, ATL Acquisition Corporation or Avondale.

EXPENSES

   Whether or not the merger is completed, all fees and expenses incurred from the merger, the merger agreement, the stock option agreement and the transactions contemplated thereby generally will be paid by the company incurring these fees or expenses.

REPRESENTATIONS AND WARRANTIES

   The merger agreement contains customary representations and warranties relating to, among other things:

       * corporate organization and similar corporate matters of each of Avondale and Litton;

       *     subsidiaries of Avondale;

       *     the capital structure of Avondale;

       * authorization, execution, delivery and enforceability of, and required consents, approvals, licenses, permits, orders and authorizations of governmental entities relating to the merger agreement;

       * documents filed by Avondale with the SEC, the accuracy of information contained therein and the absence of undisclosed liabilities of Avondale;

       * the accuracy of information supplied by each of the companies in connection with this Proxy Statement;

       * absence of material changes or events with respect to Avondale from December 31, 1998 through the date of the merger agreement;

       *     filing of tax returns and payment of taxes by Avondale;

       * absence of changes in benefit plans of Avondale from December 31, 1998 through the date of the merger agreement;

       * matters relating to the Employee Retirement Income Security Act of 1974 for Avondale;

       * matters relating to change in control severance agreements between Avondale and certain of its employees;

       *     outstanding and pending material litigation of Avondale;

       *     compliance with applicable laws by Avondale;

       * engagement and payment of fees of brokers, investment bankers, finders and financial advisors by each of the companies;

       * receipt of fairness opinions by each of the companies from its financial advisor;

       *     "Year 2000" matters of Avondale;

       *     environmental matters and labor practices of Avondale;

       *     Avondale's material contracts;

       *     Avondale's stock option agreement with Newport News;

       *     Avondale's termination of the merger agreement with Newport
             News; and

       * Litton's and ATL Acquisition Corporation's availability of sufficient funds to meet their obligations under the merger agreement.

   The representations and warranties of Avondale regarding its business and operations will survive until the earlier of the closing date of the merger agreement or August 31, 1999. Avondale's other representations and warranties and the representations and warranties made by Litton will survive until the closing date of the merger agreement.

AMENDMENTS TO AVONDALE ARTICLES AND BY-LAWS

   As of the effective time of the merger, Avondale will be the surviving corporation and will amend its articles of incorporation and its by-laws to reflect the provisions in the articles and by-laws of ATL Acquisition Corporation. Avondale's by-laws following the merger will contain officer and director indemnification provisions identical to those in its by-laws before the merger.

REIMBURSEMENT OF NEWPORT NEWS TERMINATION FEE AND CASH-OUT RIGHT

   Under the terms of the merger agreement, on June 3, 1999, Litton reimbursed Avondale for the $15 million termination fee that Avondale paid Newport News to terminate the Avondale-Newport News merger agreement.
Under the terms of the Company Stock Option Agreement between Avondale and Newport News, Newport News had been granted an option to purchase approximately 9.9% of Avondale's outstanding common stock upon the occurrence of any event that would entitle Newport News to a payment of the termination fee under its merger agreement with Avondale. The Company Stock Option Agreement between Avondale and Newport News also allowed Newport News to elect to receive a cash payment rather than Avondale common stock upon exercise of the option. On June 3, 1999, Newport News exercised its option cash-out right with respect to 1,312,000 option shares, entitling Newport News to a cash payment of $5,248,000. Under the terms of the merger agreement between Avondale and Litton, on June 8, 1999, Litton paid the option cash-out amount directly to Newport News on Avondale's behalf.

THE RIGHTS PLAN

   Avondale has adopted a rights plan under which each share of Avondale common stock is associated with one preferred stock purchase right. Each purchase right entitles the registered owner to purchase from Avondale one one-hundredth of a share of Participating Preferred Stock at a price of $32.00, subject to adjustment. The Avondale rights will be exercisable, and transferable apart from the Avondale common stock on the close of business on the earlier of (1) the 10th business day after the first date of public announcement by Avondale that a person has acquired beneficial ownership of 15% or more of the outstanding shares of Avondale common stock (an "Avondale acquiring person") or (2) the 10th business day after the date on which any person commences a tender or exchange offer which, if consummated, would result in the person becoming an Avondale acquiring person. Avondale is permitted, under various circumstances, to substitute an equivalent value of other securities of Avondale, property, cash or any combination thereof in lieu of the Participating Preferred Stock. The Avondale rights expire on October 10, 2004.

   Avondale and the rights agent may agree to amend the Avondale rights agreement for any reason prior to the close of business on the 10th business day after the first date of public announcement by Avondale that a person has become an Avondale acquiring person, and thereafter may amend the Avondale rights agreement to make changes Avondale deems necessary and which shall not materially adversely affect the interests of the rights holders or to cure any ambiguity or to correct any provision which may be inconsistent with any other provision in the Avondale rights agreement. The Avondale rights agreement was amended at the time of execution of the merger agreement to provide that the merger and the other transactions contemplated thereby would not trigger the provisions of the Avondale rights agreement.

THE STOCK OPTION AGREEMENT

   Concurrent with the execution and delivery of the merger agreement, Avondale and Litton entered into a stock option agreement pursuant to which Avondale granted Litton an option to purchase up to 1,312,000 shares of Avondale common stock, or such greater number as equals 9.9% of the then outstanding shares of Avondale common stock, at a purchase price of $39.50 per share.

EXERCISE OF THE OPTION

   The option is exercisable with respect to any or all of the shares at any one time after the occurrence of a purchase event, which is defined in the stock option agreement as an event entitling Litton to receive a termination fee pursuant to the merger agreement. The right to purchase shares under the option will expire upon the earlier to occur of (1) the effective time of the merger and (2) 12 months after the first occurrence of a purchase event. Any purchase of shares upon the exercise of the option is subject to there being (1) no preliminary or permanent or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the shares subject to the option then in effect, (2) compliance with the Hart-Scott-Rodino Act and (3) the obtaining or making of any governmental or regulatory consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of shares subject to the option illegal.

   The option is exercised when Litton sends a written exercise notice to Avondale. An exercise notice shall specify the number of option shares Litton wishes to purchase pursuant to the option, the number of option shares, if any, with respect to which Litton wishes to exercise its right to receive a cash payment in lieu of receiving shares subject to the option, the denominations of the certificate or certificates evidencing the option shares that Litton wishes to purchase pursuant to the option and a date, subject to compliance with the Hart-Scott-Rodino Act, not earlier than three business days nor later than 20 business days from the notice date for the closing of such purchase to occur. The stock option agreement provides that Litton will never receive more than $14 million in aggregate profit in connection with such option.

ADJUSTMENTS TO NUMBER AND TYPE OF SHARES

   The number and type of securities subject to the option and the purchase prices therefor will be adjusted for any change in the Avondale common stock under the stock option agreement by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that Litton will receive, upon exercise of the option, the number and type of securities that it would have received if the option had been exercised immediately prior to the occurrence of such event, or the record date therefor. The number of shares of common stock subject to the option will also be adjusted so that, after an issuance, it equals 9.9% of the number of shares of common stock of Avondale then issued and outstanding, without giving effect to shares subject to or issued pursuant to such option. If Avondale enters into an agreement to (1) merge into any person other than Litton or one of its subsidiaries, (2) permit any person, other than Litton or one of its subsidiaries, to merge into Avondale or (3) sell or otherwise transfer all or substantially all of its assets to any person other than Litton or one of its subsidiaries, then upon the completion of the transaction, the option will be converted into or exchanged for an option to acquire the number and class of shares or other securities or property Litton would have received in respect of Avondale common stock if such option had been exercised immediately prior to the merger, sale or transfer, or the record date therefor.

CASH PAYMENT IN RESPECT OF THE OPTION

   At any time between a purchase event and the termination of the option, Litton may exercise the cash-out right to receive from Avondale, in exchange for the cancellation of the option with respect to the number of option shares as Litton specifies in the exercise notice, an amount in cash equal to the greater of (1) $2.00 per option share the subject of the exercise notice and (2) the number of option shares specified in the exercise notice multiplied by the excess, if any, over the option purchase price of the higher of (A) if applicable, the highest price per share of common stock of Avondale paid or proposed to be paid by any person pursuant to any takeover proposal and (B) the average closing price, for the ten trading days commencing on the 12th trading day immediately preceding the exercise notice date, per share of common stock of Avondale.

   Upon exercise of Litton's cash-out right and the receipt by Litton of the related payment, Avondale will no longer be obligated to deliver option shares pursuant to the stock option agreement regarding the number of option shares for which Litton shall have elected to be paid pursuant to its cash-out right. Notwithstanding the termination of the option, Litton shall be entitled to exercise its cash-out right if it has exercised this right in accordance with the terms of the stock option agreement prior to the termination of the option.

REGISTRATION RIGHTS

   Litton has rights to require registration under the securities laws by Avondale of any shares purchased pursuant to the stock option agreement if necessary for Litton to be able to sell the shares.

ASSIGNABILITY

   The stock option agreement may not be assigned or delegated by Litton without the prior written consent of Avondale, except that Litton may assign all its registration rights to any person who acquires from Litton any option shares.

EFFECT OF STOCK OPTION AGREEMENT

   The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, various aspects of the stock option agreement may have the effect of discouraging persons who might now or prior to the effective time of the merger be interested in acquiring all of or a significant interest in Avondale from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Avondale common stock than the cash consideration to be paid by Litton.


                               THE COMPANIES

AVONDALE

   Avondale is one of the largest shipbuilders in the United States, specializing in the design, construction, conversion, repair and modernization of various types of ocean-going vessels for the military and commercial markets. A majority of Avondale's contracts in recent years has been for the construction of U.S. Navy surface ships, although it secured its largest ever commercial contract in 1997 from ARCO Marine, Inc. for the construction of two double-hulled crude oil carriers. The contract provides for options for three additional carriers, and ARCO exercised an option for one additional carrier in 1998. Management believes that Avondale's low cost structure, experienced and skilled work force, technological capabilities, sophisticated construction processes and extensive experience in building a variety of military and commercial vessels, position Avondale as one of the most cost-efficient and versatile shipbuilders in the United States. On December 31, 1998, Avondale had a firm backlog of approximately $2.0 billion, consisting primarily of approximately $0.7 billion to complete six Sealift ships for the U.S. Navy, approximately $0.9 billion relating to contracts to build two LPDs for the U.S. Navy and approximately $0.4 billion to complete three double-hulled crude oil carriers for ARCO.

U.S. GOVERNMENT SHIPBUILDING

   In December 1996 the U.S. Navy awarded an alliance led by Avondale a contract to construct the first ship in the LPD program, the newest class of amphibious transport ships. The contract provides for options for two additional vessels, and the U.S. Navy exercised the first option in December 1998. Under the terms of the alliance, Avondale will construct the first two vessels and Bath Iron Works would construct the third vessel if the option is exercised. Although Avondale cannot give any assurances, it expects that a total of 12 ships will be built under the LPD program, and believes that the alliance is well-positioned to compete for any additional LPD contract awards. If the U.S. Navy awards the alliance contracts to construct all 12 ships, Avondale would construct eight and Bath Iron Works would construct four. Also included in the current firm backlog are contracts to construct six Sealift ships, which are designed to assist in the rapid transportation and deployment of military personnel, equipment and supplies. The first Sealift ship was delivered in 1998 and the final ship is scheduled for delivery in 2001.

   Avondale management believes Avondale is well-positioned to compete for additional U.S. Government shipbuilding opportunities. It has been reported that the U.S. Navy has a projected need for 10 to 12 ADC(X) vessels, which are in a new class of auxiliary vessels designed to deliver fuel, ammunition and other supplies to the U.S. Navy fleet. The first ADC(X) vessel is expected to be purchased in 2000. In addition, it has been reported that the Navy has a projected need for four JCC(X) vessels, which are in a new class of ships designed to house command and control capabilities that coordinate the operational activities of all the military branches. The first JCC(X) vessel is expected to be purchased in 2004 or 2005. Finally, during 1998, an Avondale-led alliance was selected as one of three teams to proceed with a Phase I study to assist the U.S. Coast Guard in developing a strategy to acquire 30-40 multi-purpose ships. It is anticipated that the Coast Guard will award the first construction contract to one or more of the competing teams during 2002.

COMMERCIAL SHIPBUILDING

   Avondale has been actively pursuing commercial shipbuilding opportunities, but has focused its efforts on the Jones Act market. International commercial shipbuilding opportunities remain very limited because shipbuilders in foreign countries are often subsidized by their governments, which allows these shipbuilders to sell their ships for prices below their construction costs. In 1997 Avondale secured the largest commercial contract in its history when ARCO awarded Avondale a contract to construct two double-hulled crude oil carriers. The contract provides for options for three additional carriers, and ARCO exercised an option for one additional carrier in 1998. Although current Jones Act opportunities have been diminished as exploration companies have cut their capital budgets, Avondale believes that, if oil and natural gas prices recover, significant commercial shipbuilding opportunities could become available during the next five years.

   Additional information regarding Avondale is contained in Avondale's filings with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page
46. Avondale's principal executive offices are at 5100 River Road, Avondale, LA 70094, telephone number (504) 436-2121.

LITTON

   Litton is a global high-technology electronics and information systems company which provides advanced electronic, defense, marine and technology-based information systems and products to military, non-defense governmental, civil and commercial customers. In addition, Litton is a primary builder of large multi-mission surface combatant ships and a provider of overhaul, repair, modernization, design and engineering services, primarily for the U.S. Navy. Litton also supplies connectors, multi-layer circuit boards, solder materials, laser crystals and other electronic components used primarily in the telecommunications, industrial and computer markets. Litton was founded in California in 1953 and has evolved into a major international organization with approximately 35,600 employees at more than 26 divisions and seven countries. Litton's businesses are reported in four business segments: Advanced Electronics, Information Systems, Marine Engineering and Production, and Electronic Components and Materials.

THE ADVANCED ELECTRONICS SEGMENT

   The Advanced Electronics segment is a major supplier and integrator of electronic systems and related services to the U.S. and international military and commercial markets. The principal businesses comprising the Advanced Electronics segment are navigation, guidance and control systems, marine electronics and electronic warfare systems. The primary products include inertial navigation systems, IFF (identification friend or foe) systems, marine bridge, steering and machinery control systems, displays, computers, laser rangerfinders and target designators, threat warning and electro-optical systems, microwave tubes and military air traffic control systems. Litton also provides and integrates shipboard engineering, information and communications control systems and avionics systems. On April 30, 1999, the Advanced Electronics segment had a sales backlog of $1.4 billion. Approximately 48% of this segment's revenues in fiscal year 1998 were derived from sales to the U.S. Government.

INFORMATION SYSTEMS

   The Information Systems segment is a leading supplier of information systems, technology and related services to the U.S. Government (for both defense and non-defense applications), as well as state, local and commercial customers. In addition to systems integration and networking solutions, this segment supplies tactical command, control and communication systems to military customers and provides systems and related services and support to other non-defense governmental and commercial customers. In April 1998, Litton acquired TASC, Inc., a provider of a broad spectrum of technology based information services and products primarily to U.S. government agencies principally involved in national security and intelligence related services. The acquisition provided Litton with access to the national intelligence sector and enhanced Litton's opportunities in the expanding command, control, communications, computer, intelligence, surveillance and reconnaissance markets. On April 30, 1999, the Information Systems segment had a firm backlog of $1.1 billion. In addition, on April 30, 1999, TASC, Inc. together with another Litton subsidiary had non-firm, unfunded backlog with potential future contract values totaling approximately $2.1 billion. Approximately 86% of the revenues for the Information Systems segment in fiscal year 1998 were derived from sales to the U.S. Government.

MARINE ENGINEERING AND PRODUCTION

   The Marine Engineering and Production segment is engaged in the building of large multi-mission surface combatant ships and is a provider of overhaul, repair, modernization, ship design and engineering services primarily for the U.S. Navy. Since 1975, Litton's wholly-owned subsidiary, Ingalls Shipbuilding, Inc., has delivered a total of 77 new destroyers, cruisers and amphibious assault ships to the U.S. Navy. Ingalls is also engaged in the production of vessels and marine structures for the offshore oil industry and is currently under contract to build two passenger cruise ships, with an option for a third. On April 30, 1999, this segment had a sales backlog of $4.3 billion. Approximately 97% of the revenues for the Marine Engineering and Production segment in fiscal year 1998 were derived from sales to the U.S. Government.

ELECTRONIC COMPONENTS AND MATERIALS

   The Electronic Components and Materials segment designs and manufactures back panel assemblies, printed circuit boards, specialty motors, slip rings and signal, power and fiber optic connectors and produces soldering materials, laser crystals, gallium arsenide substrates and microwave components for primarily commercial markets worldwide.

   Additional information regarding Litton is contained in Litton's filings with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page 46. Litton's principal executive offices are at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675. Telephone number (818) 598-5000.

               BENEFICIAL OWNERSHIP OF AVONDALE COMMON STOCK

   The following persons are, to Avondale's knowledge, the only persons that beneficially owned, as of June 24, 1999, more than five percent of Avondale's common stock, calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.


                                                 NUMBER OF SHARES
             NAME AND ADDRESS                   BENEFICIALLY OWNED         PERCENT OF CLASS
-------------------------------------------     ------------------         ----------------
Blanche S. Barlotta                              1,672,349(1)                  12.6%
   R. Dean Church and Rodney J. Duhon, Jr.,
   as Trustees of the Avondale
   Employee Stock Ownership Trust
   P.O. Box 50280
   New Orleans, Louisiana 70150

FMR Corporation                                  1,276,552(2)                   9.6%
   82 Devonshire Street
   Boston, Massachusetts 02109

Perry Corporation                                  993,300(3)                   7.5%
   599 Lexington Avenue 36th Floor
   New York, New York  10022

Boston Partners Asset Management L.P.              980,100(4)                   7.4%
   One Financial Center 43rd Floor
   Boston, Massachusetts  02111

_______________
(1) The right to vote shares allocated to an ESOP participant's account is passed through to the participant. There are currently no unallocated shares other than a nominal number of shares that have been forfeited by participants since January 1, 1999. Voting rights of unallocated shares are exercised by the ESOP Trustees at the direction of the ESOP Administrative Committee, the members of which are the three ESOP Trustees and two other officers of the Company, Ernest F. Griffin, Jr. and Eugene E. Blanchard, Jr. Investment power over the ESOP shares is exercised by the ESOP Trustees at the direction of the ESOP Administrative Committee, provided the ESOP Trustees determine such direction to be consistent with their fiduciary duties.

(2) Based solely upon information contained in Schedule 13G filed on February 11, 1999 by FMR Corporation. FMR Corporation shares dispositive power with respect to all of the shares reported.

(3) Based solely upon information contained in Schedule 13G filed on March 1, 1999 by Perry Corporation.

(4) Based solely upon information contained in Schedule 13G filed on February 16, 1999 by Boston Partners Asset Management, L.P. Boston Partners Asset Management, L.P. shares dispositive power with respect to all of the shares reported.

   The following table sets forth the beneficial ownership of the outstanding shares of Avondale common stock as of June 24, 1999 by directors of Avondale, by Avondale's chief executive officer and its other four most highly compensated executive officers and by all directors and executive officers of Avondale as a group. Except as otherwise noted below, each of the directors and executive officers has sole voting and investment power with respect to all shares beneficially owned by him.

                                        NUMBER OF SHARES
                                          BENEFICIALLY
         NAME AND ADDRESS                   OWNED(1)              PERCENT OF CLASS
-----------------------------------     -----------------         ----------------
Albert L. Bossier, Jr.
   Chairman of the Board, Chief
   Executive Officer, President and
   a Director                                 103,394(2)                 *

Thomas M. Kitchen
   Corporate Vice President,
   Chief Financial Officer and
   Secretary and a Director                    73,895(3)                 *

Francis R. Donovan
   Director                                       799(4)                 *

Hugh A. Thompson
    Director                                    3,299(5)                 *

Anthony J. Correro, III
    Director                                    1,299(6)                 *

Kenneth B. Dupont
   Corporate Vice President -
   Commercial and Offshore Programs
   and a Director                              29,330(7)                 *

R. Dean Church
   Corporate Vice President - Chief
   Administrative Officer                       8,494(8)                 *

Edmund C. Mortimer
   Corporate Vice President -
   Government Programs                          8,340(9)                 *

All directors and executive officers
as a group (10 persons)                       244,749                  1.8%

_______________
*Represents less than 1% of the total shares of Avondale common stock outstanding on June 25, 1999.

(1) Does not include stock options exercisable after 60 days, which will become exercisable by virtue of the merger. See page 24.

(2) Includes 5,488 shares allocated to Mr. Bossier's Avondale Employee Stock Ownership Plan ("ESOP") account and 39,076 shares that he has the right to acquire under stock options that are exercisable within 60 days.

(3) Includes 2,787 shares allocated to Mr. Kitchen's ESOP account and 18,283 shares that he has the right to acquire under stock options that are exercisable within 60 days.

(4) Consists of shares Mr. Donovan has the right to acquire under stock options that are exercisable within 60 days.

(5) Includes 799 shares Dr. Thompson has the right to acquire under stock options that are exercisable within 60 days.

(6) Includes 799 shares Mr. Correro has the right to acquire under stock options that are exercisable within 60 days.

(7) Includes 2,418 shares allocated to Mr. Dupont's ESOP account and 13,708 shares that he has the right to acquire under stock options that are exercisable within 60 days.

(8) Includes 1,522 shares allocated to Mr. Church's ESOP account and 6,972 shares that he has the right to acquire under stock options that are exercisable within 60 days.

(9) Includes 316 shares allocated to Mr. Mortimer's ESOP account and 7,824 shares that he has the right to acquire under stock options that are exercisable within 60 days.

                            _______________


                    WHERE YOU CAN FIND MORE INFORMATION

   Avondale and Litton file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http:www.sec.gov." Reports, proxy statements and other information pertaining to Avondale are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

   The SEC allows Avondale to "incorporate by reference" information into this Proxy Statement, which means that Avondale can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in later filed documents incorporated by reference in this Proxy Statement.

   This Proxy Statement incorporates by reference the documents set forth below that Avondale has previously filed with the SEC. These documents contain important information about Avondale and its financial performance.

SEC FILINGS                                   PERIOD
----------------------------------        -----------------------------------
Annual Report on Form 10-K and
  Form 10-K/A filed April 30, 1999        Fiscal Year ended December 31, 1998
Quarterly Report on Form 10-Q             Quarter ended March 31, 1999
Current Reports on Form 8-K               Dated January 22, 1999, February 18, 1999,
                                          February 22, 1999, February 23, 1999, and
                                          June 10, 1999.

   Avondale also incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the shareholders meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Avondale, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Avondale without charge, excluding all exhibits, except that if Avondale has specifically incorporated by reference an exhibit in this Proxy Statement, the exhibit will also be available without charge. Shareholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from Avondale at the following address:

                         Avondale Industries, Inc.
                              5100 River Road
                            Avondale, LA 70094
                     Attention: Mr. Thomas M. Kitchen,
                          Chief Financial Officer
                         Telephone: (504) 436-2121

   You should rely only on the information contained or incorporated by reference in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated June 25, 1999. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. The mailing of this Proxy Statement does not create any implication to the contrary.

                                                                ANNEX 1













         -------------------------------------------------------


                     AGREEMENT AND PLAN OF MERGER

                                 Among

                       LITTON INDUSTRIES, INC.,

                      ATL ACQUISITION CORPORATION

                                  And

                       AVONDALE INDUSTRIES, INC.

                       Dated as of June 3, 1999


         -------------------------------------------------------

                           TABLE OF CONTENTS

                                                                           PAGE

                                   ARTICLE I

                                  The Merger

SECTION 1.1.   The Merger...................................................A-5
SECTION 1.2.   Closing......................................................A-5
SECTION 1.3.   Effective Time...............................................A-6
SECTION 1.4.   Effects......................................................A-6
SECTION 1.5.   Articles of Incorporation and By-laws........................A-6
SECTION 1.6.   Directors of Surviving Corporation...........................A-6
SECTION 1.7.   Officers of Surviving Corporation............................A-6

                                  ARTICLE II

   Effect on the Capital Stock of the Constituent Corporations; Exchange of
                                 Certificates

SECTION 2.1.   Effect on Capital Stock......................................A-6
SECTION 2.2.   Exchange of Certificates.....................................A-7

                                  ARTICLE III

                 Representations and Warranties of the Company

SECTION 3.1.   Organization, Standing and Power.............................A-9
SECTION 3.2.   Company Subsidiaries; Equity Interests......................A-10
SECTION 3.3.   Capital Structure...........................................A-10
SECTION 3.4.   Authority; Execution and Delivery; Enforceability...........A-11
SECTION 3.5.   No Conflicts; Consents......................................A-12
SECTION 3.6.   SEC Documents; Undisclosed Liabilities......................A-12
SECTION 3.7.   Proxy Statement.............................................A-13
SECTION 3.8.   Absence of Certain Changes or Events........................A-13
SECTION 3.9.   Taxes.......................................................A-14
SECTION 3.10.  Absence of Changes in Benefit Plans.........................A-15
SECTION 3.11.  ERISA Compliance; Excess Parachute Payments.................A-16
SECTION 3.12.  Litigation..................................................A-18
SECTION 3.13.  Compliance with Applicable Laws.............................A-18
SECTION 3.14.  Brokers; Schedule of Fees and Expenses......................A-18
SECTION 3.15.  Opinion of Financial Advisor................................A-18
SECTION 3.16.  Year 2000...................................................A-19
SECTION 3.17.  Environmental Matters.......................................A-19
SECTION 3.18.  Labor Matters...............................................A-20
SECTION 3.19.  Government Contracts; Material Contracts....................A-20
SECTION 3.20.  Newport News Agreement......................................A-22

                                  ARTICLE IV

               Representations and Warranties of Parent and Sub

SECTION 4.1.   Organization, Standing and Power............................A-22
SECTION 4.2.   Authority; Execution and Delivery; Enforceability...........A-22
SECTION 4.3.   No Conflicts; Consents......................................A-23
SECTION 4.4.   Information Supplied........................................A-23
SECTION 4.5.   Brokers.....................................................A-24
SECTION 4.6.   Opinion of Financial Advisor................................A-24
SECTION 4.7.   Financing...................................................A-24
SECTION 4.8.   Ownership of Company Common Stock...........................A-24

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

SECTION 5.1.   Conduct of Business.........................................A-24
SECTION 5.2.   No Solicitation by the Company..............................A-27

                                  ARTICLE VI

                             Additional Agreements

SECTION 6.1.   Preparation of the Proxy Statement; Stockholders Meeting....A-29
SECTION 6.2.   Access to Information; Confidentiality......................A-29
SECTION 6.3.   Reasonable Efforts; Notification............................A-30
SECTION 6.4.   Company Stock Options.......................................A-31
SECTION 6.5.   Benefit Plans...............................................A-32
SECTION 6.6.   Indemnification.............................................A-32
SECTION 6.7.   Fees and Expenses...........................................A-33
SECTION 6.8.   Public Announcements........................................A-33
SECTION 6.9.   Rights Agreements; Consequences if Rights Triggered.........A-34
SECTION 6.10.  Newport News Lock-up Option.................................A-34

                                  ARTICLE VII

                             Conditions Precedent

SECTION 7.1.   Conditions to Each Party's Obligation To Effect The Merger..A-34
SECTION 7.2.   Conditions to Obligations of Parent and Sub.................A-35
SECTION 7.3.   Conditions to Obligations of the Company....................A-36

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

SECTION 8.1.   Termination.................................................A-36
SECTION 8.2.   Effect of Termination.......................................A-38
SECTION 8.3.   Amendment...................................................A-38
SECTION 8.4.   Extension; Waiver...........................................A-38
SECTION 8.5.   Procedure for Termination, Amendment, Extension or Waiver...A-38

                                  ARTICLE IX

                              General Provisions

SECTION 9.1.   Nonsurvival of Representations and Warranties...............A-38
SECTION 9.2.   Notices.....................................................A-38
SECTION 9.3.   Definitions.................................................A-39
SECTION 9.4.   Interpretation..............................................A-40
SECTION 9.5.   Severability................................................A-40
SECTION 9.6.   Counterparts................................................A-40
SECTION 9.7.   Entire Agreement; No Third-Party Beneficiaries..............A-40
SECTION 9.8.   Assignment..................................................A-40
SECTION 9.9.   Enforcement.................................................A-40
SECTION 9.10.  Governing Law...............................................A-41



Exhibit A  Form of Amendment to Company Rights Agreement

                     AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 3, 1999, among LITTON INDUSTRIES, INC., a Delaware corporation ("Parent"), ATL ACQUISITION CORPORATION, a Louisiana corporation and a wholly owned subsidiary of Parent ("Sub"), and AVONDALE INDUSTRIES, INC., a Louisiana corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") not owned directly or indirectly by Parent or the Company shall be converted into the right to receive $39.50 per share in cash, without interest.

     WHEREAS simultaneously with the execution and delivery of this Agreement the Company and Parent are entering into a stock option agreement (the "Company Stock Option Agreement" and, together with this Agreement, the "Transaction Agreements"), pursuant to which the Company is granting Parent the option to purchase shares of Company Common Stock on the terms and subject to the conditions set forth therein;

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     SECTION 1.1. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Louisiana Business Corporation Law (the "BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). The Merger and the other transactions contemplated by the Transaction Agreements (including any exercise of the option granted pursuant to the Company Stock Option Agreement) are referred to in this Agreement collectively as the "Transactions".

     SECTION 1.2. CLOSING. The closing (the "Closing") of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52{nd} Street, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 7.1, or, if on such day any condition set forth in Section 7.2 or 7.3 has not been satisfied (or, to the extent permitted by law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in
Article VII have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     SECTION 1.3. EFFECTIVE TIME. Prior to the Closing, Parent shall prepare, and on the Closing Date Parent shall file with the Secretary of State of the State of Louisiana, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time"). After receipt of the Company Shareholder Approval (as defined in Section 3.4(c)), prior to the Closing, the respective secretaries or assistant secretaries of Sub and the Company shall certify on this Agreement the fact that such approvals have been obtained, and this Agreement shall be signed and acknowledged by a president or vice-president of Sub and the Company, in each case in compliance with Section 112 of the BCL.

     SECTION 1.4.     EFFECTS.  The Merger shall have the effects set forth in
Section 115 of the BCL.

     SECTION 1.5. ARTICLES OF INCORPORATION AND BY-LAWS. (a) The Articles of Incorporation of Sub as in effect as of the Effective Time shall, by virtue of the Merger, be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that Article I thereof shall be amended such that from and after the Effective Time the name of the Surviving Corporation shall be "Avondale
Industries, Inc."   Without limitation, as of the Effective Time the Articles
of Incorporation of Sub shall contain provisions substantially identical to those set forth in Article IX of the Articles of Incorporation of the Company as in effect on the date of this Agreement.

           (b) The By-laws of Sub as in effect as of the Effective Time shall, by virtue of the Merger, be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
Without limitation, as of the Effective Time the By-laws of Sub shall contain provisions substantially identical to those set forth in Section 12 of the By-laws of the Company as in effect on the date of this Agreement.

     SECTION 1.6. DIRECTORS OF SURVIVING CORPORATION. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

     SECTION 1.7. OFFICERS OF SURVIVING CORPORATION. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE II

                      EFFECT ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

           (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

           (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

           (c) Conversion of Company Common Stock. (1) Subject to Sections 2.1(b), 2.1(d) and 2.2(e), each issued share of Company Common Stock shall be converted into the right to receive $39.50 in cash, without interest (the "Merger Consideration").

           (2) At the Effective Time, all shares of Company Common Stock so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

           (d) Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Dissent Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment from the Company of the fair cash value of such Dissent Shares pursuant to, and who complies in all respects with, Section 131 of the BCL ("Section 131") shall not be converted into Merger Consideration as provided in Section 2.1(c), but rather the holders of Dissent Shares shall be entitled to payment from the Company of the fair cash value of such Dissent Shares in accordance with Section 131; PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair cash value under Section 131, then the right of such holder to be paid the fair cash value of such holder's Dissent Shares shall cease and such Dissent Shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration as provided in Section 2.1(c). The Company shall promptly notify Parent of any demands received by the Company for payment of the fair cash value of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     SECTION 2.2. EXCHANGE OF CERTIFICATES. (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Exchange Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock converted pursuant to Section 2.1(c).

           (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but in any event not later than the fifth business day after the Closing Date), the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (B) shall have such other provisions as Parent may reasonably specify and (C) shall be in a form to be reasonably agreed upon by Parent and the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Mrger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

           (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this
Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

           (d) Termination of Exchange Fund. Any portion of the funds deposited with the Exchange Agent that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, without interest.

           (e) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of funds deposited with the Exchange Agent that are subsequently delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

           (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash deposited with it pursuant to Section 2.2(a) as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

           (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as it determines in good faith to be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. Any amounts so deducted and withheld shall be treated as having been paid to the applicable stockholder for purposes of this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.1.     ORGANIZATION, STANDING AND POWER.   Each of the Company
and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the Securities and Exchange Commission (the "SEC") true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and has delivered to Parent copies of the charter of each Company Subsidiary listed on
Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended prior to the date hereof (the "Company 1998 10-K"), in each case as amended through the date of this Agreement. The term "Company Material Adverse Effect" means any effect, event, state of fact or occurrence that individually, or together with any other such effects, events, states of fact or occurrences, (i) materially and adversely affects the ability of the Company to perform its obligations under the Transaction Agreements or the ability of the Company to consummate the Merger and the other Transactions, or (ii) has a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 3.2. COMPANY SUBSIDIARIES; EQUITY INTERESTS. (a) Exhibit 21 to the Company 1998 10-K lists each Company Subsidiary. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all claims, pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

           (b) Except for its interests in the Company Subsidiaries and except for interests in partnerships 100% of the equity interests of which are owned by the Company and the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     SECTION 3.3. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 accurately discloses the number of shares of Company Common Stock and Company Preferred Stock issued and outstanding, and the number of such shares held by the Company in its treasury, as of March 31, 1999, and, from such date to the date of this Agreement, no additional shares of Company Common Stock or Company Preferred Stock have been issued, except upon exercise of options outstanding as of December 31, 1998. The Company 1998 10-K accurately discloses the number of outstanding Company Employee Stock Options and, from December 31, 1998 to the date of this Agreement, the Company has not granted any additional Company Employee Stock Options. As of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, except (i) as set forth above, (ii) for shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.4), (iii) for shares of Company Preferred Stock reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Stockholder Protection Rights Agreement dated as of September 26, 1994 (as amended from time to time, the "Company Rights Agreement"), between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent, (iv) for shares of Company Common Stock reserved for issuance in connection with the Newport News Lock-Up Option (defined in Section 3.20), and
(v) for shares of Company Common Stock reserved for issuance upon the exercise of the option granted to Parent pursuant to the Company Stock Option Agreement. There are no outstanding Company SARs (as defined in Section 6.4) that were not granted in tandem with a related Company Employee Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.5) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, and, except for 1,598 outstanding Company SARs in respect of 1,598 shares of Company Common Stock, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has filed with the SEC a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement, except that as of the date of this Agreement, the Company and the Rights Agent have executed an amendment thereto, in the form of Exhibit A to this Agreement.

     SECTION 3.4. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. (a) The Company has all requisite corporate power and authority to execute the Transaction Agreements and to consummate the Transactions. The execution and delivery by the Company of each Transaction Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered each Transaction Agreement, and each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

           (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held duly adopted resolutions by the necessary vote
(i) approving this Agreement and the other Transaction Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company's shareholders approve this Agreement. Such resolutions are sufficient to render inapplicable to Parent and Sub (when acting in accordance with and pursuant to this Agreement and the other Transaction Agreement) and this Agreement and the other Transaction Agreement, the Merger and the other Transactions the provisions of Sections 132-134 of the BCL and paragraph B of Article V of the Company Charter. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreement, the Merger or any other Transaction.

           (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or to consummate any Transaction other than the Merger.

           (d) In making the representations and warranties in this Section 3.4, the Company has assumed the accuracy of Parent's representation contained in Section 4.8.

     SECTION 3.5. NO CONFLICTS; CONSENTS. (a) Except as set forth in the disclosure letter dated as of and delivered by the Company to Parent on March 31, 1999, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Applicable Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, except, in the case of clauses (ii) and (iii) above, for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (b) No material consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy or information statement relating to the approval of this Agreement by the Company's shareholders (the "Proxy Statement") and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with transfers of property under applicable Environmental Laws (as defined in Section 3.17), and (v) such other items required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions.

           (c) The Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the other Transaction Agreement, the Merger and the other Transactions and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of any Transaction Agreement, the Merger or any other Transaction,
(B) no "Separation Time", "Flip-in Date" or "Flip-over Event" (as such terms are defined in the Company Rights Agreement) shall occur by reason of any Transaction Agreement, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

     SECTION 3.6. SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1997 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed after January 1, 1998 (the "Company 1998 SEC Documents") has been revised or superseded by a later filed Company 1998 SEC Document, the Company 1998 SEC Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP")(except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments), except that Parent has been informed by the Company and acknowledges that up to $4,000,000 of a previously recorded receivable relating to a single commercial contract that shall be identified by the Company to Parent promptly following the execution of this Agreement may not be collected. Except as set forth in the Filed Company SEC Documents (as defined in Section 3.8), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.7. PROXY STATEMENT. The Proxy Statement will not, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

     SECTION 3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available on or after December 31, 1997 and prior to May 28, 1999 (the "Filed Company SEC Documents"), from December 31, 1998 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

           (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

           (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any purchase, redemption or other acquisition for value by the Company of any Company Capital Stock;

           (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

           (iv) (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1998, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 1998, or (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such director or executive officer;

           (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

           (vi) any elections with respect to Taxes (as defined in Section 3.9) by the Company or any Company Subsidiary that could have the effect of materially increasing any liability or materially decreasing any refund of Taxes, or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

     SECTION 3.9. TAXES. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1987. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

           (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or which are being contested in good faith) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes. There are no material Tax Liens which are being contested in good faith as of the date of this Agreement.

           (e) Except for liability arising from direct claims by the United States Internal Revenue Service relating to open years, if any, with respect to Ogden Corporation's consolidated tax returns for tax years during which the Company was included in Ogden Corporation's consolidated returns ("Ogden-Related Liability"), neither the Company nor any Company Subsidiary has any liability for any Taxes of any person other than the Company and the Company Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract or (iv) otherwise. The Company has not received notice from any person that the Company or any Company Subsidiary is liable for any Ogden-Related Liability, and the Company is not aware of any dispute or any basis for any dispute that could reasonably be expected to give rise to any material Ogden-Related Liability. Neither the Company nor any Company Subsidiary is party to any contract or agreement with Ogden Corporation or any of its affiliates relating to the payment of Taxes or the reimbursement or indemnification thereof. The Company is not a "United States real property holding corporation" within the meaning of Code Section 897. Neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the past 24 month period or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

           (f)  For purposes of this Agreement:

           "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

           "Tax Return" means all Federal, state, local, provincial and foreign Tax Returns, declarations, statements, reports, schedules, forms and information Returns and any amended Tax Return relating to Taxes.

     SECTION 3.10. ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in the Filed Company SEC Documents, from December 31, 1998 to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents and except as set forth in the last sentence of Section 6.6(a), there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former executive officer or director of the Company or any Company Subsidiary.

     SECTION 3.11. ERISA COMPLIANCE; EXCESS PARACHUTE PAYMENTS. (a) The Filed Company SEC Documents accurately disclose all of the Company's and the Company Subsidiaries' "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"). The Company maintains "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (the "Company EWBPs") and (i) with respect to those Company EWBPs which are generally available to the Company's employees, the benefits available under such plans are not materially greater than as would be customary in the shipbuilding industry, (ii) with respect to those Company EWBPs which provide additional benefits to executive officers of the Company, the Filed Company SEC Documents accurately disclose all of such plans, and
(iii) none of such Company EWBPs has been amended since May 5, 1999.

           (b) All Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

           (c) No Company Pension Plan that is subject to the funding requirements set forth in Section 302 of ERISA or Section 412 or 4971 of the Code, had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on reasonable actuarial assumptions.
To the knowledge of the Company, none of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the knowledge of the Company, none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. During the previous five years, (i) none of the Company Pension Plans and trusts has been terminated, (ii) to the knowledge of the Company, no "reportable event" (as that term is defined in Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan, and (iii) neither the Company nor any Company Subsidiary has contributed to or maintained, or been required to contribute to or maintain, a multiemployer pension plan within the meaning of Section 4001(a)(3) of ERISA.

           (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code) and (ii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time except with respect to benefits of not more than 50 individuals who have already retired as of the date of this Agreement.

           (e) Other than payments that may be made to the seven persons described in the Company 1998 SEC Documents as having entered into change of control severance agreements (or agreements having similar effect) with the Company (the "Primary Company Executives") pursuant to such agreements, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). The aggregate amount of payments and other benefits to the Primary Company Executives (other than any "gross-up" for any tax on "excess parachute payments") as a result of the Merger or any other Transaction, either alone or in conjunction with any other event (such as termination of employment), that could be deemed to be "excess parachute payments" will not exceed $10,000,000. A complete and accurate copy of each employment, severance, termination or change of control agreement with any of the Primary Company Executives, as in effect as of the date of this Agreement, is filed as an exhibit to the Company 1998 10-K. Other than as are filed as exhibits to the Company 1998 10-K, there are no Company Benefit Plans, nor any contracts or agreements to which the Company or any Company Subsidiary is party, under which any severance, termination or other payment could become payable, or any benefits could become vested or accelerated, or the funding of which could be accelerated, to any officer, director, employee or affiliate of the Company or the Company Subsidiaries as a result of the execution of either of the Transaction Agreements or consummation of any of the Transactions contemplated by the Transaction Agreements, either alone or in conjunction with any other event such as a termination of employment. The aggregate amount of severance, termination or similar payments (including any "gross-up" for taxes but excluding any lump-sum payments of pension benefits that were vested prior to the execution of this Agreement) that could become payable to officers, directors, and affiliates of the Company upon a termination of employment in connection with or following the Merger or any other Transaction does not exceed $20,000,000.

           (f) No Company Benefit Plan that is an employee stock ownership plan as defined in Section 4975(e)(7) of the Code has any currently outstanding loans described in Section 4975(d)(3) of the Code.

           (g) With respect to each Company Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, in all respects with all provisions of ERISA, the Code and all other laws and regulations applicable to such Company Benefit Plans and each Company Benefit Plan has been administered in all respects in accordance with its terms, in each case except for any non-compliance or failure to so administer as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any Company Subsidiary.

           (h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any of the Company Benefit Plans, any fiduciary thereof with respect to its duties to any Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans, which would reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any other governmental agency or authority, or any Company Benefit Plan or any participant in a Company Benefit Plan.

     SECTION 3.12. LITIGATION. Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.13. COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Filed Company SEC Documents and except with respect to the Company Benefit Plans (which are the subject of Sections 3.10 and 3.11), the Company and the Company Subsidiaries are in compliance with all Applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any Applicable Law which is material to the conduct of the business of the Company and the Company Subsidiaries. For purposes of the immediately foregoing sentence only, notices, items or events shall be deemed material if, individually or in the aggregate, they have, have had or would reasonably be expected to have an adverse financial effect of $2,000,000 or a materially adverse effect on the manner in which the Company and the Company Subsidiaries conduct their business. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.9, or with respect to the environment, which are the subject of Section 3.17.

     SECTION 3.14. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The financial terms of Salomon Smith Barney Inc.'s engagement (i) were not amended after May 5, 1999, and (ii) are customary in light of the work performed by Salomon Smith Barney Inc. in connection with the transactions contemplated by the Newport/Avondale Agreement and this Agreement and in light of the size and nature of such transactions.

     SECTION 3.15. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

     SECTION 3.16. YEAR 2000. Except as disclosed in the Filed Company SEC Documents, all computer systems and computer software used by the Company or any of the Company Subsidiaries (a) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year A.D. 2000 without any adverse change in operation associated with such recognition,
(b) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000 and (c) can suitably interact with other computer systems and computer software in a way that does not compromise (i) its ability to correctly recognize the advent of the year A.D. 2000 or (ii) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (a), (b) and (c) together, "Company Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Company Millennium Functionality, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the costs of the adaptations necessary to achieve Company Millennium Functionality are not reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.17. ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has
(i) placed, held, located, released, transported, discharged or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of the Company Subsidiaries' properties or any other properties, other than in a manner that, in all such cases taken individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of the Company Subsidiaries' properties or any other property but arising from the Company's or any of the Company Subsidiaries' properties or activities, other than in a manner that, in all such cases taken individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or (iii) during the preceding five years, received any written notice (A) of any violation of any Applicable Law or Judgment relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") at, on or under any of the Company's or any of the Company Subsidiaries' properties, (B) of the institution or pendency of any suit, action, proceeding or investigation by any Governmental Entity or any third party in connection with any such actual or alleged violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties, or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties, other than notices relating to matters which, individually or in the aggregate, do not, and could not reasonably be expected to have, an adverse financial impact on the Company and the Company Subsidiaries, taken as a whole, of more than $3,000,000. For purposes of this Agreement, the term "Hazardous Substance" shall mean any pollutants, toxic or hazardous materials, substances or wastes, including asbestos, flammable explosives, radioactive materials and wastes, petroleum and petroleum products and any substances defined as, or included in the definition of, "pollutant", "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

           (b) The Company and the Company Subsidiaries have, and are in compliance with, all permits and authorizations required under Environmental Laws to conduct their respective businesses as conducted at the Closing Date, except where the failure to have, or to be in compliance with, such permits and authorizations has not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to any Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, and (ii) no Lien has been placed upon any of the Company's or the Company Subsidiaries' properties under any Environmental Law.

           (d) Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is subject to any liability for investigation, response, removal, or remediation costs or expenses under Environmental Laws that would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.18. LABOR MATTERS. Except as set forth in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of the Company Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents, no strike or other labor dispute involving the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of the Company Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.19. GOVERNMENT CONTRACTS; MATERIAL CONTRACTS. (a) Each of the Company's most recent estimates at completion for each contract to which the Company or any Company Subsidiary is a party for which an estimate of completion has been prepared (collectively, the "Current EACs"), each of which Current EAC shall be delivered to Parent pursuant to Section 6.2(b), (i) was prepared in the ordinary course and consistent with past practice and (ii) accurately reflects the Company's best estimate of the total cost to complete each of the Company's material contracts. Each such best estimate is based on all material facts known, or that reasonably should have been known, to the Company at the time such estimate at completion was prepared. The Company's estimate at completion for each contract to which the Company or any Company Subsidiary is or was a party for which an estimate at completion had been prepared as of the date of the audited financial statements included in the Company 1998 10-K (the "10-K EACs") are accurately reflected in such audited financial statements included in the Company 1998 10-K. In the aggregate, the Current EACs do not reflect any material change from the 10-K EACs.

           (b) Except for contracts filed as exhibits to the Company 1998 10-K (the "Filed Contracts"), contracts with ARCO Marine, Inc. for the construction of three crude oil carriers and purchase orders and supply contracts entered into in the ordinary course of business:

           (i) there are no material contracts, agreements, commitments, written understandings or other arrangements with any Governmental Entity, to which the Company or any of the Company Subsidiaries is a party; and

           (ii) there are no other contracts or agreements to which the Company or any Company Subsidiary is a party, whether or not made in the ordinary course of business, which are material to the Company and the Company Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence or termination of which would, in the aggregate, have a Company Material Adverse Effect.

           (c) Each Filed Contract and each other contract and agreement (including oral agreements) that is material to the Company and the Company Subsidiaries, taken as a whole (such contracts and agreements, together with the Filed Contracts, the "Material Contracts") is legal, valid and binding on the Company or the respective Company Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, and is in full force and effect. Neither the Company nor any of the Company Subsidiaries is in material breach of, or material default under, any Material Contract. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any oral or written notice of a material default (which has not been cured), offset or counterclaim under any Material Contract, or any other communication calling upon it to comply with any provision of any Material Contract or asserting noncompliance therewith or asserting the Company or Company Subsidiary has waived or altered its rights thereunder, nor has the Company or any Company Subsidiary received any oral or written notice that any party to any Material Contract intends or is threatening to terminate or fail to exercise any renewal or extension of any Material Contract. Neither the Company nor any Company Subsidiary is party to any contract or agreement the performance of which, or the cost of performance of which, could reasonably be expected to have a Company Material Adverse Effect.

           (d) No other party to any Material Contract is, to the knowledge of the Company, in material breach thereof or default thereunder.

           (e) There are no contracts or agreements to which the Company or any of the Company Subsidiaries is a party containing any provision or covenant that would have the effect after the Effective Time of limiting or purporting to limit the ability of Parent or any Parent Subsidiary (other than the Company or any Company Subsidiary) to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any Parent Subsidiary (other than the Company or any Company Subsidiary), in each of cases (i), (ii) and (iii) above, in any geographic area or during any period of time.

     SECTION 3.20. NEWPORT NEWS AGREEMENT. The Company has terminated that certain Agreement and Plan of Merger, dated as of January 19, 1999, among Newport News Shipbuilding Inc. ("Newport News"), Ares Acquisition Corporation and the Company (the "Newport News/Avondale Agreement") and neither the Company nor any Company Subsidiary has any further obligation or liability of any nature to Newport News or any other person pursuant thereto or in connection with or as a result of such termination, other than pursuant to that certain Company Stock Option Agreement, dated as of January 19, 1999, by and between the Company and Newport News (the "Newport News Lock-up Option")). The Newport News Lock-up Option has not been amended or otherwise modified from the form filed as an exhibit to the Company's Current Report on Form 8-K filed on January 22, 1999, nor has the Company waived any right thereunder.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.1. ORGANIZATION, STANDING AND POWER. (a) Each of Parent and each of its subsidiaries, including Sub (the "Parent Subsidiaries"), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect (as defined below). Parent and each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the By-laws of Parent, as amended to the date of this Agreement (as so amended, the "Parent By-laws"), and the comparable charter and organizational documents of Sub, in each case as amended through the date of this Agreement. The term "Parent Material Adverse Effect" means any effect, event, fact or occurrence that individually, or together with any other such effects, events, facts or occurrences, materially and adversely affects the ability of the Parent or Sub to perform its obligations under this Agreement or the other Transaction Agreement or the ability of Parent or Sub to consummate the Merger and the other Transactions.

     SECTION 4.2.  AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.  (a)
Each of Parent and Sub has all requisite corporate power and authority to execute each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. The Board of Directors of Sub has adopted by unanimous written consent a resolution approving this Agreement. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

           (b) The Parent Board, at a meeting duly called and held duly and unanimously adopted resolutions approving the Transactions contemplated by this Agreement. To Parent's knowledge, assuming no material change in current ownership of Company Capital Stock prior to the Effective Time and assuming the accuracy of the Company's representations contained in the first two sentences of Section 3.4(b), no state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and the other Transaction Agreement, the Merger or any other Transaction.

           (c) The affirmative vote of the holders of any class or series of capital stock of Parent, or any of them, is not necessary to consummate the Merger or any other Transaction.

     SECTION 4.3. NO CONFLICTS; CONSENTS. (a) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in Section 4.3(b), any Judgment or Applicable Law applicable to Parent or any Parent Subsidiary or their respective properties or assets except, in the case of clauses (ii) and
(iii) above, for any such items that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

           (b) No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana, (iv) such filings as may be required in connection with transfers of property under applicable Environmental Laws, and (v) such other items required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions.

     SECTION 4.4. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.5. BROKERS. No broker, investment banker, financial advisor or other person, other than Merrill, Lynch, Pierce, Fenner and Smith, Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.6. OPINION OF FINANCIAL ADVISOR. Parent has received the opinion of Merrill, Lynch, Pierce, Fenner and Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to Parent, a signed copy of which opinion has been delivered to the Company.

     SECTION 4.7. FINANCING. Parent and Sub collectively will have at the Effective Time, and Parent will make available to Sub, as necessary, sufficient funds to enable each of Parent and Sub to comply with its respective obligations pursuant to this Agreement.

     SECTION 4.8 OWNERSHIP OF COMPANY COMMON STOCK. As of the date of this Agreement, and without giving effect to the Company Stock Option Agreement, neither Parent nor any Parent Subsidiary beneficially owns (within the meaning ascribed to such term by Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.1. CONDUCT OF BUSINESS. (a) Conduct of Business by the Company. Except as expressly contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except as expressly contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, whether in cash, stock or property, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent,
     (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any stock options, performance shares, incentive shares, restricted stock, "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Company Preferred Stock (or other Company Securities as permitted pursuant to the Company Rights Agreement) upon the exercise of Company Rights, (3) the issuance of Company Common Stock (and associated Company Rights) pursuant to the Company Stock Option Agreement, (4) the issuance of Company Common Stock (and associated Company Rights) in the event of exercise of the Newport News Lock-up Option, and (5) the sale or purchase of Company Common Stock (or its equivalent) under Company Pension Plans;

           (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

           (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

           (v) (A) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of December 31, 1998,
     (C) enter into any employment, severance or termination agreement with any such officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan; PROVIDED, that the Company (x) reserves the right to amend any Company Benefit Plan solely to the extent required to comply with Applicable Law, and (y) may obtain the consents described in Section
     6.4 (provided that in no case shall the Company make any payment to any holder of any Company Employee Stock Option or otherwise incur significant additional cost in connection with obtaining any such consent);

           (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

           (vii) sell, lease, license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of obsolete assets in the ordinary course of business consistent with past practice;

           (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

           (ix) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $3,000,000 or, in the aggregate, are in excess of $25,000,000;

           (x) make any material Tax election or settle or compromise any material Tax liability or refund;

           (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or materially amend the delivery schedules for any vessels under the Arco agreements, waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party; or

           (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

           (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied; PROVIDED, HOWEVER, that nothing in this Agreement shall prevent or prohibit Parent from taking any action in furtherance of the negotiation of, the entering into or the consummation of any business combination transaction with or involving Newport News Shipbuilding Inc.

           (c) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect or Parent Material Adverse Effect.

     SECTION 5.2. NO SOLICITATION BY THE COMPANY. (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.2(f)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval (the "Company Applicable Period"), if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach or deemed breach of this Section 5.2(a) and that the Company Board believes in good faith could result in a third party making a Company Superior Proposal (as defined in Section 5.2(b)), and subject to compliance with Section 5.2(c), the Company may (A) furnish information with respect to the Company to the person making such a proposal or offer pursuant to a customary confidentiality agreement the terms of which shall be no less favorable to the Company than the terms of the Confidentiality Agreement (as defined in the Newport/Avondale Agreement hereto and (B) participate in discussions or negotiations with such person regarding such proposal or offer. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any Company Subsidiary or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary, shall be deemed to be a breach of this
Section 5.2(a) by the Company. For purposes of this Agreement, assuming the continued accuracy of the Company's representations contained in Section 3.20 of this Agreement, the Newport News/Avondale Agreement shall not be deemed to be a "Company Takeover Proposal".

           (b) Except as expressly permitted by this Section 5.2, neither the Company Board nor any committee thereof shall (i) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if the Company has received a Company Superior Proposal, the Company Board may terminate this Agreement, but only at a time that is during the Company Applicable Period and is more than 48 hours following Parent's receipt of written notice advising Parent that the Company Board is prepared to accept such Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Capital Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation) (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (B) presents, in its entirety, more favorable terms, financial and otherwise, taken as a whole, to the Company and the Company's shareholders, than the terms of the Merger and the other Transactions, as the Merger and the Transaction Agreements may be amended from time to time.

           (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry (including any change to the material terms thereof) and
(ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal.

           (d) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the recommendation of the Company Board of this Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such recommendation is, in the good faith judgment of the Company Board after consultation with its outside counsel, required by its fiduciary duties. Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, based on the opinion of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

           (e) The Company represents and warrants to Parent that, within the previous 12 months, other than in connection with the Newport News/Avondale Agreement, (i) the Company has not received any Company Takeover Proposal and
(ii) the Company has not provided written non-public information (whether or not pursuant to a confidentiality agreement) to any person in consideration of a potential Company Takeover Proposal or to otherwise facilitate the making of a Company Takeover Proposal.

           (f)  For purposes of this Agreement:

           "Company Takeover Proposal" means any proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or any Company Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC, any proposal or offer for the issuance by the Company of a material amount of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any Company Subsidiary, other than the Transactions.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1.  PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS MEETING.
(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall use best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to receipt of the Company Shareholder Approval, there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement.

           (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval. Subject to Section 5.2(d), the Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

     SECTION 6.2. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 103 of the BCL (assuming such holder met the requirements of such section).

           (b) Not later than the fifth business day after the date of this Agreement, the Company shall deliver to Parent a schedule indicating the Company's most recent estimate at completion for each contract to which the Company or any Company Subsidiary is a party for which an estimate of completion has been prepared, each such estimate at completion to be prepared in the manner set forth in Section 3.19(a).

           (c) Except as otherwise agreed to by the Company, until the earlier of the second anniversary of the date hereof, and notwithstanding termination of this Agreement, Parent will keep, and will cause its officers, employees, independent accountants, counsel, financial advisers and other representatives and affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any person other than Parent's or Sub's directors, officers, employees, affiliates or agents, and then only on a confidential basis; PROVIDED, HOWEVER, that Parent or Sub may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the Merger, (ii) to its attorneys, accountants and financial advisors who have agreed to keep the Confidential Information confidential in accordance with the terms hereof or (iii) as requested or required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all information about the Company which has been furnished by the Company to Parent or Sub pursuant to or in connection with this Agreement; PROVIDED, HOWEVER, that Confidential Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Parent or Sub not permitted by this Agreement, (y) was available to Parent or Sub on a non-confidential basis prior to its disclosure to Parent or Sub by the Company or (z) becomes available to Parent or Sub on a non-confidential basis from a person other than the Company who, to the knowledge of Parent or Sub, as the case may be, is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the relevant information to Parent or Sub.

     SECTION 6.3. REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (including, in the case of Parent, agreeing to take or to refrain from taking any action as may be required by a Governmental Entity in connection with obtaining expiration of the applicable waiting period under the HSR Act, provided that neither Parent nor any Parent Subsidiary shall be required to take or to refrain from taking any action if to so take or refrain from taking such action is, or would reasonably be expected to be adverse and material in relation to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company, the Company Subsidiaries, and Ingalls Shipbuilding, Inc., taken as a whole), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully arry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements. Except to the extent provided in clause (i) of the first sentence of this paragraph (a), notwithstanding anything to the contrary contained in any Transaction Agreement, the "reasonable efforts" of Parent shall not require Parent to agree to any prohibition, limitation or other requirement of the type set forth in Section 7.2(c).

           (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

     SECTION 6.4. COMPANY STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall (i) use all reasonable efforts to obtain written consents from holders of Company Employee Stock Options as may be required to effect the following:

           (A) to permit the adjustment of the terms of all outstanding Company Employee Stock Options to provide that, at the Effective Time, each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be canceled. In consideration of such cancellation, the holder shall receive in full satisfaction of such Company Employee Stock Option, subject to any applicable withholding tax, an amount in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Employee Stock Option and (y) the number of shares subject to such Company Employee Stock Option; and

           (ii) adopt such resolutions or take such other actions as may be required or desirable to effect the following:

           (A) after the Effective Time, no Company Employee Stock Options or Company SARs shall be granted under any Company Stock Plan;

           (B) the provisions in each of the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary (other than with respect to the Newport News Lock-up Option) shall be amended to provide that no new issuances or grants of capital stock of the Company may be made thereunder; and

           (C) to the extent permissible under Applicable Law and the relevant Company Stock Plan, to provide that after the Effective Time, no holder of Company Employee Stock Options will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Employee Stock Option that is outstanding at the Effective Time.

           (b)  In this Agreement:

           "Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

           "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

           "Company Stock Plans" means the Avondale Industries, Inc. 1997 Stock Incentive Plan, the Avondale Industries, Inc. Performance Share Plan and the Avondale Industries, Inc. Stock Appreciation Plan.

     SECTION 6.5. BENEFIT PLANS. For a period of one year after the Effective Time Parent shall cause the Surviving Corporation either (a) to maintain the Company Benefit Plans in effect on the date of this Agreement or (b) to provide benefits to each category of employees of the Company and the Company Subsidiaries that are not, in the reasonable judgment of Parent, materially less favorable in the aggregate to such category of employees than those provided under such Company Benefit Plans; PROVIDED, that neither clause (a) nor clause (b) shall apply to any plans (including the Company Benefit Plans) that provide for the issuance of Company Capital Stock or based on the value of Company Capital Stock.

     SECTION 6.6. INDEMNIFICATION. (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all Company obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring, or alleged to have occurred, prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise as of the date of this Agreement, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. The Company is party to indemnification agreements with not more than 50 current and former employees providing for indemnification in respect of ongoing asbestosis litigation.

           (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts, events, actions or omissions, which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Premium") (it being understood that the Company's practice is to purchase director and officers' liability insurance policies having terms of longer than one year and the premium paid with respect to any multi-year policy shall be annualized for purposes of determining whether it exceeds the Maximum Premium). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $3,000,000.

           (c) Parent agrees to unconditionally guarantee the obligations of the Surviving Corporation under this Section 6.6.

     SECTION 6.7. FEES AND EXPENSES. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

           (b) The Company shall pay to Parent a fee of $15,000,000 if: (i) Parent terminates this Agreement pursuant to Section 8.1(d); (ii) any person makes a Company Takeover Proposal that was publicly disclosed prior to the Company Shareholders Meeting, thereafter this Agreement is terminated pursuant to Section 8.1(b)(iv) and within 12 months of such termination the Company enters into a definitive agreement with such person or any affiliate of such person to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; (iii) any person makes a Company Takeover Proposal prior to the Outside Date (as defined in Section 8.1(b)), the Company Shareholder Approval is not obtained prior to termination of this Agreement pursuant to Section 8.1(b)(i) and within 12 months of such termination the Company enters into a definitive agreement with such person or any affiliate of such person to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; (iv) any person makes a Company Takeover Proposal that was publicly disclosed prior to termination of this Agreement, this Agreement is terminated pursuant to Section 8.1(c) due to a breach by the Company in any material respect of Section 5.1(b) and within 12 months of such termination the Company enters into a definitive agreement with such person or any affiliate of such person to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; (v) this Agreement is terminated pursuant to Section 8.1(f); or (vi) (A) the Company Board or any committee thereof withdraws or modifies in a manner adverse to the Parent or Sub its approval or recommendation of this Agreement or fails to recommend to the Company's shareholders that they give the Company Shareholder Approval and (B) thereafter this Agreement is terminated pursuant to Section 8.1(b)(iv). Any fee due under this Section 6.7(b) shall be paid by certified check or wire transfer of same-day funds (A) on the date of termination of this Agreement (in the case of clause (i) or (vi) above), (B) on the date of execution of such definitive agreement or, if earlier, consummation of such transactions (in the case of clause (ii), (iii) or (iv) above) or (C) as specified in Section 8.1(f) (in the case of clause (v) above).

     SECTION 6.8. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except, in each of the foregoing cases, after making a reasonable effort to notify and consult with the other party, as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.9. RIGHTS AGREEMENTS; CONSEQUENCES IF RIGHTS TRIGGERED. The Company Board shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the Merger and the other Transactions. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or
(iii) take any action with respect to, or make any determination under, the Company Rights Agreement. If any Separation Time, Stock Acquisition Date, Flip-over Transaction or Event or Flip-in Date occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

     SECTION 6.10. NEWPORT NEWS LOCK-UP OPTION. (a) Following the time that all parties to this Agreement shall have duly executed this Agreement (on the same day, if commercially practicable, and otherwise as promptly as possible on the next business day), Parent shall pay to the Company, by wire transfer of same-day funds, the amount paid by the Company to Newport News pursuant to
Section 6.7(b) of the Newport News/Avondale Agreement, not to exceed
$15,000,000.

           (b) Provided that the Newport News Lock-up Option shall not have been amended or otherwise modified from the form filed as an exhibit to the Company's Current Report on Form 8-K filed on January 22, 1999 in any manner adverse to the Company or Parent, Parent agrees to pay to Newport News, on behalf of the Company, on any Option Closing Date (as defined in the Newport News Lock-up Option) any Newport News Option Cash-out Amounts (as defined below), not to exceed $14,000,000 in the aggregate; provided, that the Company shall have provided Parent with a copy of the Exercise Notice (as defined in the Newport News Lock-up Option) promptly after receipt thereof.

           (c) As used herein, the term "Newport News Option Cash-out Amount" means any amount required to be paid by the Company to Newport News upon exercise by Newport News of a Cash-Out Right (as defined in the Newport News Lock-up Option).

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

           (a) Stockholder Approval. The Company shall have obtained the Company Shareholder Approval.

           (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

           (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that, subject to Section 6.3, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     SECTION 7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

           (a) Representations and Warranties. The Specified Representations (as defined below) that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The representations and warranties of the Company in this Agreement (other than the Specified Representations) that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Bringdown Date as though made on the Bringdown Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the foregoing effects. The term "Bringdown Date" means the earlier of (i) the Closing Date and (ii) August 31, 1999. The term "Specified Representations" means the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.4, 3.14, 3.15 and 3.20 of this Agreement.

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

           (c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity or any other person that has a reasonable likelihood of success, (i) seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any monetary damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.

           (d) Absence of Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents through the Bringdown Date there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

     SECTION 7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

           (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

           (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

           (c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success seeking to restrain or prohibit the consummation of the Merger.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

           (a)  by mutual written consent of Parent, Sub and the Company;

           (b)  by either Parent or the Company:

               (i) if the Merger is not consummated on or before March 31, 2000 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement;

               (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.2 (in the case of Parent) or 7.3 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; PROVIDED, HOWEVER, that the terminating party is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement;

               (iv) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; or

           (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b), and
(ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement);

           (d)  by Parent:

               (i) if the Company Board or any committee thereof withdraws or modifies in a manner adverse to Parent its approval or recommendation of this Agreement or fails to recommend to the Company's shareholders that they give the Company Shareholder Approval; or

               (ii) if (A) the Company or any of its officers, directors or employees takes any of the actions proscribed by Section 5.2 or (B) any other representative or agent of the Company takes any of the actions proscribed by Section 5.2 and prior to such actions the Company had received, or following such actions the Company receives, any inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal;

           (e) by the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b), and
(ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in any Transaction Agreement); or

           (f) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 5.2(b); PROVIDED, HOWEVER, that the Company shall have complied with all provisions thereof, including the notice provisions therein and shall have immediately prior to such termination paid to Parent the fees then due to Parent from the Company pursuant to Section 6.7.

     SECTION 8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, Section 4.6, Section 6.2(c), Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement.

     SECTION 8.3. AMENDMENT. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; PROVIDED, HOWEVER, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.5.  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.
A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  if to Parent or Sub, to

                Litton Industries, Inc.
                21240 Burbank Blvd.
                Woodland Hills, California  91367
                Facsimile:  818-598-3331
                Attention: Senior Vice President and General Counsel

                with a copy to:

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, New York  10019
                Facsimile:  212-403-2000
                Attention:  Daniel A. Neff

         (b)   if to the Company, to

               Avondale Industries, Inc.
               5100 River Road,
               Avondale, Louisiana  70094
               Facsimile:  (504) 436-5200
               Attention:  General Counsel

               with a copy to:

               Jones, Walker, Waechter, Poitevent, Carrere & Denegre LLP Place St. Charles
               201 St. Charles Avenue
               New Orleans, LA  70170
               Facsimile:  (504) 582-8012
               Attention:  Curtis R. Hearn

    SECTION 9.3.  DEFINITIONS.  For purposes of this Agreement:

    An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    "knowledge" of any person means the knowledge of the directors and executive officers of such person or any supervisory employee or employees of such person directly in charge of the area for which knowledge is called; "known" shall have a correlative meaning.

    A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

    A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned by such first person or by another subsidiary of such person.

    SECTION 9.4. INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 9.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 9.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 9.7. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. The Transaction Agreements and any other document executed by Parent and the Company and dated the date hereof that specifically refers to this Agreement,
(a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.4 and
Section 6.6, are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 9.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 9.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any New York State court or any Federal court located in the state of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York State court or any Federal court located in the state of New York in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any New York State court or any Federal court sitting in the state of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

    SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Louisiana are mandatorily applicable to the Merger.

    IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                               LITTON INDUSTRIES, INC.,


                               by  /S/ JOHN E. PRESTON
                                  Name:  John E. Preston
                                  Title: Senior Vice President and
                                         General Counsel


                               ATL ACQUISITION CORPORATION,


                               by  /S/ JOHN E. PRESTON
                                  Name:  John E. Preston
                                  Title: Vice President


                               AVONDALE INDUSTRIES, INC.,


                               by  /S/  THOMAS M. KITCHEN
                                  Name:  Thomas M. Kitchen
                                  Title: Corporate Vice President & Chief
                                         Financial Officer

                                                           EXHIBIT A

                         SECOND AMENDMENT TO
               STOCKHOLDER PROTECTION RIGHTS AGREEMENT

    This Second Amendment to the Stockholder Protection Rights Agreement, dated as of September 26, 1994, between Avondale Industries, Inc., a Louisiana corporation (the "Company"), and ChaseMellon Shareholder Services, LLC

(successor to Boatmen's Trust Company, a Missouri corporation), as Rights Agent

(the "Rights Agent") as amended by the First Amendment thereto (the "First

Amendment") dated January 19, 1999 (as amended, the "Rights Agreement"), is dated and effective as of June 3, 1999.

                        W I T N E S S E T H:

    WHEREAS, the Company and the Rights Agent have heretofore entered into the

Rights Agreement, and pursuant to Section 5.4 of the Rights Agreement, the

Company and the Rights Agent may amend or supplement the Rights Agreement in any respect without the approval of any holders of Rights prior to the close of business on the Flip-in Date (as defined in the Rights Agreement); and whereas a Flip-in Date has not occurred;

    WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

    NOW THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

    1.   The Rights Agreement is hereby amended by replacing all references to

"Newport News Shipbuilding, Inc." and "Newport News" included in the definition of "Acquiring Person" in Section 1.1 with "Litton Industries, Inc." and

"Litton," respectively, so that the last sentence of the definition of

"Acquiring Person" in Section 1.1 shall hereafter read:

         Notwithstanding anything herein to the contrary, the term

         "Acquiring Person" shall not include Litton Industries, Inc.,

         a Delaware corporation, or its Subsidiaries, Affiliates or

         Associates (hereinafter, collectively, "Litton") as a result of the approval, execution, delivery, performance, exercise of rights pursuant to, amendment or consummation of any

         transaction contemplated by (i) the Agreement and Plan of

         Merger dated as of the date of this Amendment by and among the

         Company and Litton, as it may be amended from time to time

         (the "Acquisition Agreement") or (ii) the Company Stock Option

         Agreement dated as of the date of this Amendment by and among the Company and Litton, as it may be amended from time to time

         (the "Option Agreement").

    2.   The Rights Agreement is hereby further amended by replacing all references to "Newport News" included in the definition of the terms

"Beneficial Owner," "Beneficial Ownership," and "Beneficially Own" in Section

1.1 with "Litton," so that the last sentence of the definition of the terms

"Beneficial Owner," "Beneficial Ownership" and "Beneficially Own" in Section

1.1 shall hereafter read:

         Notwithstanding anything in this definition of Beneficial

         Owner, Beneficial Ownership, and Beneficially Own to the

         contrary, Litton shall not be deemed to be the Beneficial

         Owner of, nor to have Beneficial Ownership of, nor to

         Beneficially Own, any of the Common Stock of the Company by

         reason of the approval, execution, delivery, performance,

         exercise of rights pursuant to, amendment or consummation of any transaction contemplated by (i) the Acquisition Agreement or (ii) the Option Agreement.

    3.   The parties acknowledge that pursuant to the First Amendment, the

Rights Agreement has been amended to add the following clause to the end of the definition of "Expiration Time" in Section 1.1:

         and (v) immediately prior to the Effective Time, as defined in the  Acquisition Agreement.

    4.   The parties further acknowledge that, pursuant to the First Amendment,

the Rights Agreement has been amended to add the following sentence to the end of Section 4.3(c) thereof:

         "Anything to the contrary notwithstanding, in no event shall the

         Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

    5.   The Rights Agreement is hereby further amended by deleting all references to the "Newport News Transaction" and "Newport News" in Section 5.19

and by replacing such references with the "Litton Transaction" and "Litton,"

respectively, so that section 5.19 shall hereafter read in its entirety:

               Section 5.19.   LITTON TRANSACTION.  Notwithstanding

         anything in this Agreement to the contrary, the approval,

         execution, delivery, performance, exercise of rights pursuant to, amendment or consummation of any transaction contemplated by the Acquisition Agreement or the Option Agreement shall not cause (i) Litton to become an Acquiring Person, (ii) a Stock

         Acquisition Date to occur, (iii) a Flip-in Date to occur, (iv)

         a Flip-over Transaction or Event to occur, or (v) the

         Separation Time to occur.

    6.   This Amendment to the Rights Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana.

    7.   This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

    8.   Except as expressly set forth herein, this Amendment to the Rights

Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.



    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the

Rights Agreement to be duly executed on and as of the day and year first above written.


Attest:                            AVONDALE INDUSTRIES, INC.



By:  /S/ E.K. SIMON, JR.           By:    /S/ THOMAS M. KITCHEN
    Name:  E.K. Simon, Jr.               Name:  Thomas M. Kitchen
    Title: V.P. Finance                  Title: Chief Financial Officer


Attest:                            CHASEMELLON SHAREHOLDER
                                   SERVICES, LLC


By:  /S/ JANE A. MARTEN            By:    /S/ H. EUGENE BRADFORD
    Name:  Jane A. Marten                Name:  H. Eugene Bradford
    Title: Assistant V.P.                Title: Vice President

                                                                ANNEX 2

                    COMPANY STOCK OPTION AGREEMENT

    COMPANY STOCK OPTION AGREEMENT dated as of June 3, 1999 between AVONDALE INDUSTRIES, INC., a Louisiana corporation ("Issuer"), and LITTON INDUSTRIES, INC., a Delaware corporation ("Grantee").

    WHEREAS, Issuer and Grantee are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of a wholly owned subsidiary of Grantee with and into Issuer;

    WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

    NOW, THEREFORE, the parties hereto agree as follows:

    SECTION 1. GRANT OF OPTION. Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,312,000 (as adjusted as set forth herein) shares (the "Option Shares") of common stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price of $39.50 (as adjusted as set forth herein) per Option Share (the "Purchase Price"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 9.9% of the issued and outstanding shares of Issuer Common Stock, without giving effect to any shares subject to or issued pursuant to the Option.

    SECTION 2. EXERCISE OF OPTION. (a) Grantee may exercise the Option, with respect to any of or all the Option Shares at any one time, after any termination of the Merger Agreement in connection with which Grantee is or may be entitled to receive a termination fee pursuant to Section 6.7(b) of the Merger Agreement (a "Purchase Event"); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earlier to occur of (a) the Effective Time and (b) 12 months after the first occurrence of a Purchase Event, and (ii) any purchase of Option Shares upon exercise of the Option shall be subject to there being (a) no preliminary or permanent or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares then in effect, (b) compliance with the HSR Act and (C) the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have been obtained or made would have the effect of making the issuance of Option Shares illegal. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder that by their terms do not terminate or expire prior to or as of such termination.

         (b) The exercise of the Option shall be effected by Grantee sending to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect. An Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to the Option, the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined in Section 6(c)), the denominations of the certificate or certificates evidencing the Option Shares that Grantee wishes to purchase pursuant to the Option and a date (subject to compliance with the HSR Act) not earlier than three business days nor later than 20 business days from the Notice Date for the closing (the "Option Closing") of such purchase (the "Option Closing Date"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with Section 2(a).

    SECTION 3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At any Option Closing, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

         (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares shall be free and clear of all Liens.

         (c) Certificates for the Option Shares delivered at an Option Closing shall have typed or printed thereon a restrictive legend, which will read substantially as follows:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

    It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    SECTION 4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

         (a) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock sufficient for Grantee to exercise the Option in full, and Issuer shall take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, including any preemptive rights of any shareholder of Issuer.

         (b) AUTHORIZATION. The execution, delivery and performance by Issuer of this Agreement and the consummation of the transactions contemplated hereby (i) are within Issuer's corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer.

    SECTION 5. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer as follows:

         (a) DISPOSITION OF SHARES. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

         (b) AUTHORIZATION. The execution, delivery and performance by Grantee of this Agreement and the consummation of the transaction contemplated hereby (i) are within Grantee's corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee.

    SECTION 6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to
Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement
(i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all its assets to any person, other than Grantee or one of its subsidiaries, then, in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of stock or other securities or cash or other property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments. Issuer shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

         (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall (subject to Section 7) pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to the greater of (i) $2.00 per Option Share the subject of such Exercise Notice and

               (ii) the Spread (as hereinafter defined) multiplied by such number of Option Shares specified in the Exercise Notice. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Issuer Common Stock paid or proposed to be paid by any Person pursuant to any Company Takeover Proposal (the "Alternative Purchase Price") and (y) the average closing price, for the ten trading days commencing on the 12th trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on the Nasdaq Stock Market, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value (as hereinafter defined) of such other property. Any cash payment made by Issuer pursuant to this Section 6(c) shall be referred to herein as a "Cash-Out Closing Payment." Upon exercise of its right pursuant to this
         Section 6(c) and the receipt by Grantee of the applicable Cash-Out Closing Payment, the obligations of Issuer to deliver Option Shares pursuant to Section 3(b) shall be terminated with respect to the number of Option Shares for which Grantee shall have elected to be paid pursuant to its Cash-Out Right. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6(a). Notwithstanding the termination of the Option, Grantee shall be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

    SECTION 7. PROFIT LIMITATIONS. (a) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares of Issuer Common Stock (including any exercise of the Cash-Out Right pursuant to Section 6(c)) that would, as of the applicable Notice Date, result in the Notional Total Option Profit (as hereinafter defined) that would exceed in the aggregate $14,000,000 (the "Profit Limit") and, if it otherwise would exceed such amount, Grantee, at its sole election, shall on or prior to the applicable Option Closing Date (i) reduce the number of shares of Issuer Common Stock subject to such exercise, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, (iv) reduce the size of any Cash-Out Closing Payment, (v) revoke in whole or in part any exercise of the Option or (vi) any combination thereof, so that the Notional Total Option Profit as of the Notice Date shall not exceed the Profit Limit after taking into account the foregoing actions. If, on any Notice Date, the Option cannot be exercised in full because of this Section 7(a), then (notwithstanding anything in this Agreement to the contrary) the Option may be exercised in part on such Notice Date and from time to time in part on later dates (subject, in the case of any subsequent exercise, to the proviso to the first sentence of
Section 2(a) and to this Section 7(a)). This Section 7(a) shall not restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

         (b) As used herein, the term "Notional Total Option Profit" as of any Notice Date (including any Notice Date arising out of the exercise of the Cash-Out Right pursuant to Section 6(c)) shall be the aggregate of (i) the Total Option Profit as of such Notice Date, (ii) the Cash-Out Closing Payment, if any, due in connection with any exercise of the Cash-Out Right on such Notice Date and (iii) the product of (a) the number of Option Shares for which the Option is being exercised on such Notice Date (other than any exercise pursuant to Section 6(c)) plus all other Option Shares held by Grantee and its affiliates as of such date and (b) the excess, if any, over the Purchase Price of the closing price for Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

         (c) As used herein, the term "Total Option Profit" as of any Notice Date shall mean the aggregate amount (before taxes) of the following: (i) any amount previously received by Grantee pursuant to the Cash-Out Right and
(ii) (x) the net consideration, if any, previously received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value, less (y) the aggregate Purchase Price for such shares and any cash previously paid by Grantee to Issuer pursuant to Section 7(a)(iii).

         (d) As used herein, the "fair market value" of any non-cash consideration consisting of:

               (i) securities listed on a national securities exchange or traded on NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the five trading days after the date of determination; and

               (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

    SECTION 8. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction. Issuer shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. All expenses relating to or in connection with any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other shareholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall notify Grantee in writing not less than 10 days prior to filing such registration statement and shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. If Grantee wishes to have any portion of its Option Shares included in such registration statement, it shall advise Issuer to that effect within two business days following receipt of Issuer's notice. In connection with any registration pursuant to this Section 8, Issuer and Grantee shall enter into a customary underwriting agreement and shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

    SECTION 9. LOSS OR MUTILATION.   Upon receipt by Issuer of evidence
reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

    SECTION 10. MISCELLANEOUS. (a) EXPENSES. Except as otherwise provided in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

         (c) EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

         (d) NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties and their successors and permitted assigns any rights or remedies.

         (e) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         (f) NOTICES. All notices, requests, claims, demands, and other communications under this Agreement shall be given in accordance with Section
9.02 of the Merger Agreement.

         (g) ASSIGNMENT. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that Grantee may assign all its rights under Section 8 to any person who acquires from Grantee any Option Shares. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the first and second sentences of this
Section 10(g), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         (h) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    IN WITNESS WHEREOF, Issuer and Grantee have duly executed this Agreement, all as of the day and year first written above.

                                 LITTON INDUSTRIES, INC.,


                                 By:   /S/ JOHN E. PRESTON
                                      Name:  John E. Preston
                                      Title: Senior Vice President and
                                             General Counsel


                                 AVONDALE INDUSTRIES, INC.,


                                 By:  /S/ THOMAS M. KITCHEN
                                      Name:  Thomas M. Kitchen
                                      Title: Corporate Vice President & Chief
                                             Financial Officer

                                                                ANNEX 3
[Salomon Smith Barney Inc. Letterhead]

June 3, 1999
Board of Directors
Avondale Industries, Inc.
5100 River Road
New Orleans, Louisiana 70094

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares ("Shares") of common stock, $1.00 par value (the "Company Common Stock"), of Avondale Industries, Inc. (the "Company") of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with ATL Acquisition Corporation ("Sub"), a wholly owned subsidiary of Litton Industries, Inc. ("Parent"), pursuant to the Agreement and Plan of Merger, dated as of June 3, l999 (the "Agreement"), among Parent, Sub and the Company.

     As more specifically set forth in the Agreement, in the Merger each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company will be converted into the right to receive $39.50 per share in cash.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of each of the Agreement, dated June 3, 1999, and the Company Stock Option Agreement, dated June 3, 1999, between the Company and Parent, in each case that you have advised us is substantially in the form to be executed by the parties (the "Transaction Agreements"); (ii) certain publicly available information concerning the Company; (iii) certain other financial information with respect to the Company that was provided to us by the Company; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry, including the terms of the previously agreed merger of the Company with a subsidiary of Newport News Shipbuilding, Inc. (the "Proposed Newport News Merger"). We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. We have assumed that the definitive Transaction Agreements will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the drafts of such documents we have reviewed and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Merger contained in the Agreement. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and we express no view with respect to such projections or the assumptions on which they were based.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and
(iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the defense industry as well as our experience in connection with similar transactions and securities valuation generally. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company, other than our consideration of the Proposed Newport News Merger. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.
Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by holders of Shares in the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation of the Merger to the Company or a recommendation to any holder of Shares as to how such holder should vote with respect to the Merger.

     As you are aware, Salomon Smith Barney Inc. has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the Merger. Salomon Smith Barney also acted as the Company's financial advisor in connection with the Proposed Newport News Merger. Additionally, Salomon Smith Barney Inc. has previously rendered certain investment banking and financial advisory services to the Company for which we received customary compensation. In addition, in the ordinary course of our business, we actively trade the equity securities of the Company and the debt and equity securities of Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney Inc., except that this opinion may be reproduced in full in, and references to this opinion and to Salomon Smith Barney Inc. and its relationship with the Company (in each case in such form as Salomon Smith Barney Inc. shall approve) may be included in, the proxy statement the Company distributes to holders of Shares in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to the holders of Shares.

                                 Very truly yours,

                                 /s/ Salomon Smith Barney Inc.

                                                                ANNEX 4



LOUISIANA BUSINESS CORPORATION LAW

Section 131. Rights of a shareholder dissenting from certain corporate actions

A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B. The right of dissent provided by this Section shall not exist in the case of:

(1) A sale pursuant to an order of a court having jurisdiction in the premises.

(2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

(3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C. (1)(a) Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records.

(b) An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(2) Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

(3) Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraph (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

(4) In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitle to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                                                ANNEX 5

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Avondale Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Avondale Industries, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Avondale Industries, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 1 of the Notes to Consolidated Financial Statements, effective January 1, 1998, the Company changed its method of accounting for certain insurance-related assessments.


/s/ DELOITTE & TOUCHE LLP
New Orleans, Louisiana
February 22, 1999

                     AVONDALE INDUSTRIES, INC.
                       POST OFFICE BOX 50280
                    AVONDALE, LOUISIANA  70150


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVONDALE INDUSTRIES, INC.

       The undersigned hereby appoints Eugene K. Simon, Jr., Kenneth G. Myers, Jr. and Ronald E. Bailey, or any of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Avondale Industries, Inc. held of record by the undersigned on June 25, 1999 at the special meeting of shareholders to be held on July 27, 1999, or any adjournment thereof.


-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL BY CHECKING THE BOX MARKED "FOR":

1. A proposal to approve an Agreement and Plan of Merger among AVONDALE INDUSTRIES, INC., LITTON INDUSTRIES, INC. and ATL ACQUISITION CORPORATION, a wholly-owned subsidiary of LITTON, pursuant to which ATL will merge with and into AVONDALE and Litton will deliver to Avondale shareholders, in exchange for each Avondale share they own, $39.50 in cash.

       [  ] FOR                   [  ] AGAINST                    [  ] ABSTAIN

2. Such other business as may properly come before the meeting or any adjournment thereof.
-------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.



                                        Date:    ________________________, 1999


                                        _______________________________________
                                                   Signature of Shareholder

                                        _______________________________________
                                         Additional Signature, if held jointly

                                        PLEASE SIGN EXACTLY AS NAME APPEARS
                                        HEREON.  WHEN SIGNING AS ATTORNEY,
                                        EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                        GUARDIAN, PLEASE GIVE FULL TITLE AS
                                        SUCH.  IF A CORPORATION, PLEASE SIGN
                                        FULL CORPORATE NAME BY PRESIDENT OR
                                        OTHER AUTHORIZED OFFICER.  IF A
                                        PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
                                        NAME BY AUTHORIZED PERSON.

                                        PLEASE MARK, SIGN, DATE AND RETURN THIS
                                        PROXY PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.